Exhibit 10.13

OFFICE LEASE
BY AND BETWEEN
11 WEST NINTH STREET PROPERTY OWNER, LP
AS LANDLORD
AND
THREDUP, INC.
AS TENANT
For Premises commonly known as Suite 200
at
969 Broadway, Oakland, California

Basic Lease Information
Delger Block
The following is a summary of Lease information that is referred to in the Lease, and the terms of this Basic Lease Information are hereby incorporated into and made a part of the Lease. To the extent there is any conflict between the provisions of this Basic Lease Information and any more specific provision of the Lease, such more specific provision shall control.

LEASE DATE:	March 31, 2019

LANDLORD:	11 WEST NINTH STREET PROPERTY OWNER, LP, a Delaware limited partnership

ADDRESS OF LANDLORD:	2411 Peralta Street Oakland, CA 94607

ADDRESS FOR PAYMENT OF RENT	c/o Wilson Meany 827 Broadway, Suite 220 Oakland, CA 94607

TENANT:	THREDUP, INC. a Delaware corporation

ADDRESS OF TENANT:	At the Premises Attn: Legal Department

PROJECT:	The buildings and other improvements having respective street addresses (a) 469 Ninth Street, Oakland, California (Gladstone Building), (b) 476 Ninth Street, Oakland, California (Henry House), (c) 483 Ninth Street, Oakland, California (Ross House), (d) 491 Ninth Street, Oakland, California (LaSalle Building), (e) 492 Ninth Street, Oakland, California (Arlington Building), (1) 969 Broadway, Oakland, California (Delger Block), (g) 827 Broadway, Oakland, California (Wilcox Building), (h) 807 Broadway, Oakland, California (Studio Building/Stanford Building), (i) 456 Eighth Street, Oakland, California (Leimert Building), and any other buildings and improvements now or hereafter constructed on the real property on which said buildings are located or appurtenant thereto, and commonly known collectively as the “Old Oakland” project.

PREMISES:	Approx. Rentable
	Suite	Square Footage	Building

	200	23,655	Delger

LEASE TERM:	Approximately sixty (60) months. See Paragraph 3 of the Lease.

OPTION TO EXTEND:	One (1), five (5) year option to extend as set forth in the Extension Option Rider attached to the Lease.

COMMENCEMENT DATE:	As provided in Paragraph 3(a) of the Lease, following Substantial Completion by Landlord of the Tenant Improvements in accordance with Exhibit E to the Lease

EXPIRATION DATE:
The last day of the calendar month in which the sixtieth (60th) month anniversary of the Commencement Date occurs; provided, however, if the Commencement Date is the first day of a calendar month, the Expiration Date shall be the last day of the calendar month immediately preceding the sixtieth (60th) month anniversary of the Commencement Date.

USE:	As provided in Paragraph 6(a) of the Lease.

RENT:	(i) Lease Year 1:	$117,092.25, per month; $1,405,107.00, per year

	(ii) Lease Year 2:	$120,605.02, per month; $1,447,260.21, per year;

	(iii) Lease Year 3:	$124,223.17, per month; $1,490,678.02, per year;

	(iv) Lease Year 4:	$127,949.86, per month; $1,535,398.36, per year;

	(v) Lease Year 5:	$131,788.36, per month; $1,581,460.31, per year;

BASE EXPENSE YEAR:	2020

TENANT’S PERCENTAGE SHARE:	52.89%

SECURITY DEPOSIT:	$700,000.00, in the form of a Letter of Credit pursuant to Paragraph 26 of the Lease

PARKING:	The use of up to twenty-three (23), non-reserved, parking spaces in any of the parking facilities located in the Project, subject to Paragraph 33 of the Lease

LANDLORD’S BROKER:	Trent Holsman, CBRE, Inc.

TENANT’S BROKER:	Jon Elder, Jones Lang LaSalle

ATTACHMENTS:
Exhibit A - Floor Plan
Exhibit B - Operating Expenses and Property Taxes
Exhibit C - Building Rules and Regulations
Exhibit D - Premises Acceptance Letter
Exhibit E - Tenant Improvements
Rider - Option to Extend and Option to Expand

TABLE OF CONTENTS
Page

1.	PARTIES.	3
2.	PREMISES.	3
3.	TERM.	3
4.	DELIVERY OF POSSESSION.	4
5.	RENT.	5
6.	USE.	7
7.	ESCALATION.	9
8.	RULES AND REGULATIONS.	11
9.	ASSIGNMENT AND SUBLETTING.	11
10.	SALE.	15
11.	MAINTENANCE AND REPAIRS.	15
12.	SERVICES.	16
13.	ALTERATIONS	18
14.	INDEMNIFICATION, EXCULPATION AND INSURANCE	21
15.	DESTRUCTION,	23
16.	ENTRY.	24
17.	EVENTS OF DEFAULT.	25
18.	TERMINATION UPON DEFAULT.	26
19.	ADDITIONAL LANDLORD REMEDIES.	27
20.	LANDLORD’S RIGHT TO CURE DEFAULT.	27
21.	ATTORNEYS’ FEES.	27
22.	NO WAIVER.	28
23.	NOTICES.	28
24.	EMINENT DOMAIN.	29
25.	LATE CHARGE/NSF CHARGE.	29
26.	SECURITY DEPOSIT.	30
27.	ESTOPPEL CERTIFICATE AND FINANCIAL STATEMENTS.	32
28.	SURRENDER.	32
29.	HOLDING OVER.	33
i

30.	SUBORDINATION.	33
31.	INABILITY TO PERFORM	34
32.	PARKING	34
33.	FUTURE CONSTRUCTION WORK.	35
34.	MISCELLANEOUS.	36
35.	BROKER.	38
36.	NO OFFER.	38
37.	BICYCLES	39
38.	DOGS	39
ii

1.PARTIES.
THIS LEASE (this “Lease”) is made this 31st day of March, 2019, between 11 WEST NINTH STREET PROPERTY OWNER, LP, a Delaware limited partnership (“Landlord”), and THREDUP, INC., a Delaware corporation (“Tenant”).
2.PREMISES.
Landlord does hereby lease to Tenant, and Tenant does hereby lease from Landlord, for the term and subject to the covenants and conditions hereinafter set forth, to all of which Landlord and Tenant agree, those certain premises (“Premises”) identified in the Basic Lease, Information, located in the specific building identified in the Basic Lease Information (the “Building”), and which Building is situated within the various buildings and improvements comprising the project identified in the Basic Lease Information (the “Project”). The Premises are as shown highlighted on Exhibit A attached to this Lease and hereby made a part hereof. Tenant shall have the right to use, in common with others, the entrances, lobbies, corridors, stairs and elevator (if any) of the Building (the “Common Areas”) for access to the Premises. The exterior walls of the Building and any space in the Premises used for shafts, pipes, conduits, ducts, electric or other utilities, or other Building facilities, and the use thereof and access thereto through the Premises for the purposes of operation, maintenance and repairs, are reserved to Landlord.
3.TERM.
(a)This Lease is a binding contract effective as of the Lease Date; provided, however, the term of this Lease (“Term”) shall be for approximately sixty (60) months, commencing on the expiration of the Early Access Period (as defined in Paragraph 3(b)) that follows Substantial Completion by Landlord of the Tenant Improvements to be constructed in accordance with Exhibit E (or the date Landlord would have achieved Substantial Completion of the Tenant Improvements but for delays attributable to Tenant Delays (as that term is defined in Exhibit E)) (the “Commencement Date”). Subject to Tenant Delays and events of Force Majeure, Landlord anticipates it will be able to deliver the Premises to Tenant with the Tenant Improvements Substantially Complete prior to September 1, 2019 (the “Target Commencement Date”). If Landlord for whatever reason is unable to deliver possession of the Premises to Tenant in the condition required by this Lease by the Target Commencement Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but, in such an event, Rent shall be abated until Landlord delivers possession of the Premises to Tenant in the condition required by this Lease, and the Expiration Date shall be extended by the same number of days as the delay in delivery of possession of the Premises. Notwithstanding anything to the contrary in the foregoing, if the actual Commencement Date is more than thirty (30) days following the Target Commencement Date and the delay in the Commencement Date is attributable to the act or omission of Landlord (and not due to any Tenant Delays or acts of Force Majeure), Tenant shall receive a rent credit for Base Rent equal to two (2) days for each day of delay in the Commencement Date beyond the Target Commencement Date, and if the delay in the Commencement Date is greater than sixty (60) days beyond the Target Commencement Date attributable to the act or omission of Landlord (and not due to any Tenant Delays or acts of Force Majeure), Tenant shall have the right and option to either continue to receive the rent credit for Base Rent, or to terminate this Lease, without penalty, upon five (5) business days’ prior written notice to Landlord unless prior to the end of the fifth (5th) business day Landlord delivers actual possession of the Premises to Tenant in the condition required by this Lease (with the intent that Landlord may deliver possession of the Premises in the condition required by this Lease during the Early Access Period in order to satisfy the foregoing requirement). The term “Commencement Date” shall be the actual date the Term of this Lease commences in accordance with this Paragraph 3). Landlord and Tenant each shall, promptly after the Commencement Date has been determined, execute and deliver a certificate substantially in the form of Exhibit D (the “Premises Acceptance Letter”), which sets forth the Commencement Date and Expiration Date of this Lease, and acknowledges certain other matters as therein provided, but the Term of this Lease shall commence on the Commencement Date and end on the Expiration Date whether or not such certificate is executed.
(b)At such time as Landlord anticipates that it will be in a position to deliver possession of the Premises to Tenant in the condition required by this Lease, Landlord will so notify Tenant and, following Substantial Completion of the Tenant Improvements in accordance with Exhibit E, Landlord grants Tenant a period of up to fourteen (14) days (less any days attributable to Tenant Delays) (the “Early Access Period”) to access the Premises during normal business hours (subject to Tenant’s delivery of evidence of insurance satisfying the requirements of this Lease) for the purpose of enabling Tenant and its agents, employees and contractors to install in the Premises equipment, furniture, telecommunications wiring and other personal property necessary for Tenant’s occupancy of the Premises. All of the terms of this Lease shall be binding on and apply to Tenant during such early occupancy period, except that Tenant’s obligation to pay Base Rent shall commence on the Commencement Date.
(c)Tenant shall have the right to extend the term of this Lease, for one (1) additional five (5) year period, on the terms and conditions of the Rider to Lease attached hereto.
4.DELIVERY OF POSSESSION.
(a)Except as expressly provided otherwise in this Lease, including in Paragraphs 4(b) and 4(c) below and the Work Letter attached to this Lease, Landlord shall deliver possession of the Premises to Tenant and, except as provided in Paragraph 4(b) below, Tenant shall accept the same, in its “AS IS” condition. Tenant agrees that Landlord has no obligation and has made no promise to alter, remodel, improve, or repair the Premises, or any part thereof, or to repair, bring into compliance with applicable laws, or improve any condition existing in the Premises as of the Commencement Date. Tenant agrees that neither Landlord nor any of Landlord’s employees or agents has made any representation or warranty as to the present or future suitability of the Premises for the conduct of Tenant’s business therein. Subject to the completion by Landlord of the improvements provided for in Paragraph 4(b) below, and the opportunity given to Tenant to inspect the Premises and duly confirm any matters affecting the subject area during a walk through, and Landlord’s warranty contained in Exhibit E, the taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and satisfactory’ order, condition and repair. Within two (2) business day following the request by Landlord upon substantial completion of the Tenant Improvements provided for in Paragraph 4(b), Tenant shall make itself, or a representative, available to conduct a walk-through of the Premises to identify any conditions affecting the substantial completion of the Tenant Improvements provided for in Paragraph 4(b) that affect the ability of Tenant to occupy the Premises for its intended purpose, the parties agreeing to be reasonable in their assessment as to whether the Tenant Improvements are substantially complete. Notwithstanding anything to the contrary in the foregoing, nothing in this Paragraph 4(a) relieves Landlord of its maintenance and repair obligations under this Lease.
(b)In connection with Landlord’s initial delivery of the Premises to Tenant, Landlord, at its sole cost and expense, shall construct and install in the Premises the Tenant Improvements, if any, provided in, and in accordance with the terms of Exhibit E to this Lease.
(c)In connection with Landlord’s initial delivery’ of the Premises to Tenant, Landlord, at Landlord’s sole cost and expense, shall provide a code-compliant path of travel to the Premises from the entrance to the Building.
5.RENT.
(a)Tenant shall pay to Landlord the following amounts as rent for the Premises:
(i)During the Term, commencing on the Commencement Date, Tenant shall pay to Landlord, as base monthly rent, the respective amounts of monthly rent specified in the Basic Lease Information (the “Base Rent”). If the Commencement Date should occur on a day other than the first day of a calendar month, or if the Term shall end on a day other than the last day of a calendar month, then the Base Rent for such fractional month shall be prorated upon a daily basis based upon a thirty (30)-day month. Base Rent is due and payable monthly, in advance, on the first day of each calendar month, except that Base Rent for the first full calendar month of the Term (the “First Month”) shall be paid upon execution of this Lease. If the Commencement Date occurs on a day other than the first day of a calendar month, Base Rent for the period from the Commencement Date through the end of said calendar month shall be due and payable on the Commencement Date, and the Base Rent payable upon execution of this Lease shall be credited against the Base Rent due for the First Month as of the first day of the First Month. Adjustments in Base Rent specified in the Basic Lease Information shall be determined on a Lease Year basis. As used herein, the term “Lease Year” shall mean a twelve calendar month period; provided, however, that the first Lease Year of the Term shall commence on the Commencement Date and run through the day immediately preceding the first day of the month in which the one year anniversary of the Commencement Date occurs, with each successive Lease Year specified in the Basic Lease Information to run for a period of the next succeeding twelve months, other than and except for the final Lease Year specified in the Basic Lease Information which shall commence as hereinabove provided and which shall run through the Expiration Date notwithstanding the actual number of days included in said period.
(ii)Tenant shall pay to Landlord Utility Rent as that term is defined in Paragraph 12(b). Payments on account of Utility Rent, determined in accordance with Paragraph 12(b), are due and payable monthly as provided therein.
(iii)During each calendar year or part thereof during the Term subsequent to the Base Expense Year specified in the Basic Lease Information (the “Base Expense Year”),

Tenant shall pay to Landlord, as additional monthly rent, Tenant’s Percentage Share (as hereinafter defined) of the total dollar increase, if any, in (A) Operating Expenses (as defined in Exhibit B hereto) paid or incurred by Landlord in such calendar year or part thereof over Operating Expenses paid or incurred by Landlord in the Base Expense Year, and (B) Property Taxes (as defined in Exhibit B hereto) paid or incurred by Landlord in such calendar year or part thereof over the Property Taxes paid or incurred by Landlord in the tax year ending on June 30 of the Base Expense Year. No offset shall be given for decreases in either Operating Expenses or Property Taxes against the other, and increases in each of Operating Expenses and Property Taxes shall be determined separately. Payments on account of Tenant’s Percentage Share of Operating Expenses and of Property Taxes, determined in accordance with Paragraph 7(a), are due and payable monthly together with the payment of Base Rent. “Tenant’s Percentage Share” shall mean the percentage set forth in the Basic Lease Information, determined, and as may be adjusted, in accordance with Paragraph 34(f) of this Lease.
(b)In addition to additional rent payable under Paragraph 5(a)(iii), Tenant shall reimburse Landlord upon demand for all taxes, assessments, excises, levies, fees and charges that are payable by Landlord and levied, assessed, charged, confirmed or imposed by any public or government authority upon, or measured by, or reasonably attributable to (i) the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements is vested in Tenant or Landlord, (ii) the rent payable by Tenant under this Lease, including, without limitation, any gross receipts tax charged upon the rent payable to Landlord under this Lease, (iii) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or (iv) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. Such taxes, assessments, excises, levies, fees and charges shall not include net income (measured by the income of Landlord from all sources or from sources other than solely rent), franchise, documentary transfer, inheritance or capital stock taxes of Landlord, unless levied or assessed against Landlord in whole or in part, in lieu of, as a substitute for, or as an addition to any such taxes, assessments, excises, levies, fees and charges. If any such taxes are chargeable or assessed against Landlord on a monthly basis, such taxes shall be due and payable together with Tenant’s payment of Base Rent, based on Landlord’s statement therefore given to Tenant at least ten (10) days prior to the date Base Rent is due under this Lease.
(c)As used in this Lease, the term “rent” shall mean and include all Base Rent, additional monthly rent as described in this Paragraph 5 above, and any other sums payable by Tenant in accordance with this Lease, regardless of whether such sum is expressly characterized, or stated to be, rent in any other section of this Lease. Rent shall be paid in lawful money of the United States of America, in advance, free from all claims, demands, or set-offs against Landlord of any kind or character whatsoever, at the address for payment of rent specified in the Basic Lease Information, or such other address, notice of which is given to Tenant in accordance with Paragraph 23 hereof.

6.USE.
(a)The Premises shall be used for general office use, including business executive, sales and administrative office purposes, only, except as limited by Paragraph 6(b), and, subject to the terms of this Lease, uses incidental thereto, and shall be used for no other purpose without the prior written consent of Landlord. The use of an existing kitchenette facility located in the Premises, if any, is subject to the terms of this Lease and is deemed an incidental use.
(b)Tenant may not use any part or all of the Premises for any regular retail operations, other than special pop-up or other events from time to time, but excluding any such events in the Covered Space (as hereinafter defined); offices for the conduct of any adult entertainment business or a business primarily engaged in sexually explicit products or services; a medical or dental office; manufacturing, warehousing or inventory distribution; an office providing any type of psychological or drug counseling, or employment placement or agency office; telemarketing operations; consulate, foreign mission or trade office; government or regulatory agency office; educational institution with classrooms, or similar uses.
(c)Tenant shall not use the Premises or permit anything to be done in or about the Premises or the Building which will in any way conflict with any present or future law, statute, ordinance, code, rule regulation, requirement, license, permit, certificate, judgment, decree, order or direction of any present or future governmental or quasi-governmental authority, agency, department, board, panel or court (singularly and collectively “Laws”). Subject to the terms of this Paragraph 6(c), Tenant shall, at its expense, promptly comply with all Laws, including, without limitation, the Federal Americans with Disabilities Act (the Federal Americans with Disabilities Act, as codified in State and local building codes, is referred to herein as the “ADA”), and any Hazardous Materials Laws (as hereinafter defined), relating to or affecting the condition, use, maintenance or occupancy of the Premises. Tenant acknowledges that Landlord has disclosed to Tenant the fact that the Project is a grouping of historic buildings that contain architectural and design elements that may not comply with the ADA. In connection with the delivery of possession of the Premises to Tenant, Landlord shall provide ADA compliant path of travel to the Premises, including constructing a new Building lobby on the 9th Street entrance to the Building. To the extent certain Building amenities are not available to persons with physical disabilities, Landlord will institute throughout the Term of this Lease administrative protocols that offer access on an “as needed” basis to alternative facilities in the Project (which may include the Building management office) that offer comparable public accommodations to invitees with physical disabilities. Subject to the foregoing, it is the intent of the parties to allocate to Tenant the cost of compliance of any and all Laws, regardless of the existing condition of the Premises, the cost of compliance or the foreseeability of the enactment or application of the Laws to the Premises. Notwithstanding the foregoing, Tenant shall not be required to make structural changes to the Premises unless they arise or are required because of or in connection with Tenant’s specific use of the Premises for other than general office use, or the type of business conducted by Tenant in the Premises, or Tenant’s Alterations, (and exclusive of the Tenant Improvements performed by Landlord), or Tenant’s acts or omissions. In accordance with California Civil Code Section 1938, Landlord hereby discloses, and Tenant acknowledges, that neither the Premises nor the Building has been inspected by a Certified Access Specialist. As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, by their execution of this Lease, Landlord and Tenant hereby agree that, without limiting Tenant’s obligations to comply with the ADA and Laws as provided in the Lease, subject to the performance by Landlord of the ADA compliant work provided in this Paragraph, tenant, at its sole cost and expense, shall be solely responsible for making any improvements, alterations, modifications and/or repairs within or to the Premises to correct violations of construction-related accessibility standards as disclosed by any Tenant-performed CASp inspection shall be allocated in accordance with the terms of this Paragraph 6(c).
(d)Supplementing the provisions of Paragraph 6(c) above, Tenant shall not use the Premises or any portion of the Building in violation of any federal, state, or local law, ordinance, or regulation relating to the environment, health, or safety. Tenant shall not use, generate, manufacture or store in or about the Premises or the Building or transport to or from the Premises or the Building any explosives, radioactive materials, hazardous materials, hazardous wastes, asbestos, flammable petroleum products, PCB transformers, toxic substances or related materials (collectively ‘ Hazardous Materials”), other than the use and storage in the Premises of small quantities of such substances when found in commonly used household cleansers, office supplies and general office equipment, and any such substances shall be used, kept, stored and disposed of, in strict accordance with all applicable federal, state and local laws now in force or which may hereafter be in force relating to the protection of human health or the environment from Hazardous Materials, including all requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, storage, disposal or releases of Hazardous Materials and all requirements pertaining to the protection of the health and safety of employees or the public with respect to Hazardous Materials (collectively, “Hazardous Materials Laws”). Hazardous Materials shall include, without limitation, substances defined as “hazardous substances,” “hazardous materials,” “toxic substances,” “hazardous waste” or “waste” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901, et seq.; those substances defined as “hazardous wastes” in Section 25117 of the California Health & Safety Code or as “hazardous substances” in subdivision (f) of Section 25281, and Section 25316, of the California Health & Safety Code; substances defined as “mold” in subdivision (g) of Section 26101 of the Health & Safety Code (the “Toxic Mold Protection Act of 2001”); and any “waste” as defined in subdivision (d) of Section 13050 of the Water Code; and in the regulations adopted and procedures promulgated pursuant to any of the aforementioned laws; and in any revised or successor code thereto; and any other chemical, material or substance at levels for which exposure is prohibited, limited or regulated by any governmental authority. To Landlord’s actual knowledge, no Hazardous Materials exist on or about the Premises, as of the date of this Lease in violation or at levels that exceed that permitted under Hazardous Materials Laws. Notwithstanding anything to the contrary in this Lease, in no event shall Tenant be obligated to indemnify, defend and hold Landlord harmless from and against any Hazardous Materials placed on, under or about the Project or the Building (including without limitation the Premises) prior to the Commencement Date, unless such conditions are knowingly or negligently exacerbated by Tenant or any contractor under the control of Tenant, in which event such condition shall be subject to the Tenant indemnification hereinabove provided, and, subject to the foregoing, the cost to remove and remediate any such Hazardous Materials shall be at the sole cost and expense of Landlord.
(e)Subject to Landlord’s right to temporarily or permanently close, remove or alter such areas, Tenant and Tenant’s employees, invitees and licensees shall have the right to use, in common with others, the outdoor walkways, pathways and seating areas (if any) located within the Project. Subject to compliance with the terms of this Lease and the Building Rules, Tenant and its authorized personnel shall have reasonable access to the Premises seven days per week, on a 24-hour-per-day basis.
7.ESCALATION.
The additional monthly rent payable pursuant to Paragraph 5(a) hereof shall be calculated and paid in accordance with the following procedures:
(a)On or before the first day of each calendar year during the Term subsequent to the Base Expense Year, or as soon thereafter as practicable, Landlord shall give Tenant written notice of Landlord’s reasonable estimate of the amounts payable by Tenant under Paragraph 5(a) for the ensuing calendar year. On or before the first day of each month during such ensuing calendar year, Tenant shall pay to Landlord one-twelfth of such estimated amounts. If such notice is not given for any calendar year, Tenant shall continue to pay on the basis of the prior year’s estimate until the month after such notice is given, and subsequent payments by Tenant shall be based on Landlord’s current estimate, adjusted, as determined by Landlord, so that the subsequent monthly installments payable by Tenant hereunder through the end of the calendar year shall reimburse Landlord for all amounts payable by Tenant under Paragraph 5(a) hereof. If at any time it appears to Landlord that the amounts payable under Paragraph 5(a) hereof for the current calendar year will vary from Landlord’s estimate, Landlord may, by giving written notice to Tenant, revise Landlord’s estimate for such year, and subsequent payments by Tenant for such year shall be based on such revised estimate.
(b)Within one hundred twenty (120) days after the end of each calendar year subsequent to the Base Expense Year, Landlord shall give Tenant a written statement certified by Landlord of the amounts payable under Paragraph 5(a) hereof for such calendar year. If such statement shows an amount owing by Tenant that is less than the estimated payments for such calendar year previously made by Tenant, Landlord shall, provided no Event of Default has then been declared under this Lease (or if this Lease has been terminated or expired, no default exists in the payment of any sums due Landlord under this Lease), refund the excess to Tenant within thirty (30) days of the date of such statement. If such statement shows an amount owing by Tenant that is more than the estimated payments for such calendar year previously made by

Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement. Failure by Landlord to give any notice or statement to Tenant under this Paragraph 7 shall not waive Landlord’s right to receive, or Tenant’s obligation to pay, the amounts payable by Tenant under Paragraph 5(a) hereof.
(c)If the Term ends on a day other than the last day of a calendar year, the amounts payable by Tenant under Paragraph 5(a) hereof applicable to the calendar year in which such Term ends shall be prorated according to the ratio which the number of days in such calendar year to and including the end of the Term bears to three hundred sixty (360). Termination of this Lease shall not affect the obligation of Tenant pursuant to Paragraph 7(b) hereof to be performed after such termination.
(d)Landlord’s statement shall be deemed final and binding on Tenant unless Tenant, within ninety (90) days following delivery thereof to Tenant, gives written notice to Landlord of Tenant’s objections to specific cost items in Landlord’s statement in sufficient detail to identity the basis of Tenant’s objection (said notice being referred to herein as “Tenant’s Reservation of Inspection Rights Notice”). If Tenant timely disputes the amount of charges in Landlord’s statement, Tenant, within ninety (90) days of receipt of Tenant’s Reservation of Inspection Rights Notice, may itself, through its own employees, or through a nationally recognized property management firm designated by Tenant and reasonably acceptable to Landlord (the “Approved Inspection Finn”) (provided that said company is not be retained on a contingency fee basis), inspect Landlord’s books and records directly related to Operating Expenses and Property Taxes for the applicable calendar year only and, only in connection with the first such inspection during the Term, the Operating Expenses and Taxes for the Base Year; provided, however, that Tenant is not entitled to request that inspection if Tenant is then in monetary default under this Lease (following notice and the expiration of any applicable cure period) or if Tenant has not paid all amounts required to be paid under the applicable Landlord statement. As a condition to any such inspection, Tenant and, if applicable the Approved Inspection Firm, shall execute a confidentiality agreement, in form and substance reasonably acceptable to Tenant, agreeing to keep the results of any such inspection and the results thereof, confidential. Landlord shall provide Tenant’s comptroller or chief financial officer (or any full-time employees for whom either Tenant’s comptroller or chief financial officer serves as a direct reports), or the Approved Inspection Firm, access to Landlord’s books and records directly related to Operating Expenses and Property Taxes during Landlord’s regular business hours and upon reasonable prior notice at the Building management office. If after Tenant’s or its Approved Inspection Firm’s inspection, Tenant still disputes the Landlord’s statement, Landlord and Tenant shall for a period of thirty (30) days seek to agree on the amount subject to dispute, and if no agreement is reached, Tenant, as its exclusive remedy, shall be entitled to request that a certification of the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant designated by Landlord and reasonably acceptable to Tenant. That certification shall be final and conclusive on Landlord and Tenant. If the certification shows that the amount payable by Tenant attributable to Tenant’s Share of actual Property Taxes and Operating Expenses was, in actuality, required to be less than reported in Landlord’s Statement, Tenant shall be credited against the next installment of Rent in the amount of any overpayment by Tenant. Likewise, if the certification shows that the amount payable by Tenant attributable to Tenant’s Share of actual

Property Taxes and Operating Expenses was greater than reported in Landlord’s statement, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days. If Tenant fails to timely exercise its audit rights in accordance with this Paragraph 7(d), the failure shall be conclusively deemed to constitute Tenant’s approval of Landlord’s statement for the calendar year in question. In no event shall this Paragraph be deemed to allow any review of any of Landlord’s books and records by any subtenant of Tenant. The provisions of this Paragraph are intended as the sole and exclusive remedy of Tenant for the resolution of disputes relating to Additional Rent under Paragraph 5(a)(iii) and shall survive the termination or expiration of this Lease for such period as hereinabove provided for Tenant to exercise such right during the year prior to such termination or expiration of the Term. If Tenant disputes the accuracy of the information set forth in Landlord’s statement, Tenant shall nevertheless pay the amount set forth in Landlord’s statement and continue to pay the amounts required by the provisions of Paragraph 7(b) (or Paragraph 12(b), as the case may be), pending resolution of said dispute. Any default in the payment of such charges by Tenant shall be deemed an Event of Default (as hereinafter defined) under this Lease.
8.RULES AND REGULATIONS.
Tenant shall at all times observe and comply with, and shall cause its employees, agents, contractors, licensees and invitees to observe and comply with, the rules and regulations attached to this Lease as Exhibit C and made a part hereof, and such other reasonable rules and regulations as Landlord may from time to time adopt for the safety, care and cleanliness of the Building or the preservation of good order therein (collectively, the “Building Rules”). Landlord reserves the right from time to time in its sole discretion to make all reasonable additions and modifications to the Building Rules. Any additions and modifications to the Building Rules shall be binding on Tenant provided that Tenant is given ten (10) days prior written notice thereof to permit Tenant a reasonable opportunity to cure any actions which may then be in violation of such newly imposed Building Rules, and the same do not materially and adversely affect Tenant’s rights under this Lease or materially increase Tenant’s obligations hereunder. Landlord shall not be liable to Tenant for violation of any such Building Rules, or for the breach of any covenant or condition in any lease, by any other tenant of the Project; however, Landlord shall enforce the Building Rules in a non-discriminatory manner. Landlord shall use reasonable efforts to secure compliance by all tenants and other persons with the Building Rules from time to time in effect, but shall not be liable to Tenant for failure of any person to comply with such Building Rules. A waiver by Landlord of any rule or regulation for any other tenant shall not constitute nor be deemed a waiver of the rule or regulation for this Tenant. In the event of any conflict between this Lease and the Building Rules, the terms of this Lease shall govern.
9.ASSIGNMENT AND SUBLETTING.
(a)Tenant will not assign, mortgage or hypothecate this Lease, or any interest therein, or permit the use of the Premises by any person or persons other than Tenant, or sublet the Premises, or any part thereof, without the prior written consent of Landlord, which consent, subject to Landlord’s right of termination under Paragraph 9(b) below, will not be unreasonably withheld, conditioned or delayed. Consent to any such assignment or sublease shall not operate as a waiver of the necessity for a consent to any subsequent assignment or sublease, and the terms of such consent shall be binding upon any person holding by, under or through Tenant.
(b)If Tenant desires to assign its interest in this Lease or to sublease all or any part of the Premises, Tenant shall notify Landlord in writing at least fifteen (15) Business days in advance of the proposed transaction. This notice shall be accompanied by: (i) a statement setting forth the name and business of the proposed assignee or subtenant a copy of the proposed form of assignment or sublease (and any collateral agreements) setting forth all of the material terms and the financial details of the sublease or assignment; (including, without limitation, the term, the rent and any security deposit, “key money” and amounts payable for the use, rental or purchase of Tenant’s property); (iii) financial statements and other information requested by Landlord relating to the proposed assignee or subtenant; and (iv) any other information concerning the proposed assignment or sublease which Landlord may reasonably request. If Tenant proposes to assign this Lease or sublet, all or more than 50% of the rentable square feet of the Premises, which for purposes herein shall exclude the outdoor patio, in the aggregate or in any one or more transactions, other than pursuant to a Permitted Transfer, Landlord shall have the right, in its sole and absolute discretion, to terminate this Lease on written notice to Tenant within twenty one (21) days after receipt of Tenant’s notice and the information described above or the receipt of any additional information requested by Landlord. In addition, if Tenant proposes to sublet, in any one transaction, 2,000 rentable square feet or more of the Premises, Tenant shall, as part of its initial submittal to Landlord, provide Landlord with a basic demising plan (which plan shall exclude the outdoor patio area but shall include a depiction of the means of ingress and egress) for the proposed sublease premise (the “Sublease Space”), and Landlord shall have the right, in its sole and absolute discretion, to terminate this Lease as to the Sublease Space on written notice to Tenant within twenty one (21) days after receipt of Tenant’s notice and the information described above. If Landlord elects to terminate this Lease, this Lease shall terminate as of the effective date of the proposed assignment or commencement of the term of the proposed sublease as set forth in Tenant’s notice, and Landlord shall have the right (but no obligation) to enter into a direct lease with the proposed assignee or subtenant. Tenant may withdraw its request for Landlord’s consent at any time prior to, but not after two (2) Business days following Landlord’s delivery of a written notice of termination.
(c)If Landlord elects not to terminate this Lease (or that portion of the Lease as to the Sublease Space) pursuant to Paragraph 9(b) above, or if a proposed sublease is for less than the portion of the Premises entitling Landlord to elect to terminate this Lease pursuant to Paragraph 9(b) above, Landlord shall not unreasonably withhold its consent to an assignment or subletting. Landlord will endeavor to respond within twenty one (21) days of receipt of Tenant’s notice, but in any case shall respond to Tenant within thirty (30) days of receipt, except that no failure of Landlord to timely respond to Tenant’s notice seeking consent to a proposed transaction shall be deemed or result in a consent thereto. (For purposes of this Paragraph 9, an assignment shall not include an assignment for security purposes, which shall only be permitted with the prior consent of Landlord in its sole and absolute discretion). Consent to one assignment or sublease shall not be deemed to constitute consent by Landlord to any subsequent assignment or sublease. Tenant agrees that the withholding of Landlord’s consent shall be deemed reasonable if all of the following conditions are not satisfied:
(i)The proposed assignee or subtenant shall use the Premises only for the Permitted Use, and the business of the proposed assignee or subtenant is consistent with the standards of the Building, in Landlord’s reasonable judgment.
(ii)The proposed assignee or subtenant is reputable, has a creditworthiness reasonably acceptable to Landlord, and has sufficient financial capabilities to perform all of its obligations under this Lease or the proposed sublease, in Landlord’s reasonable judgment.
(iii)The proposed occupancy by the assignee or subtenant will not materially increase any Operating Expenses for the Building, or materially increase the burden on any Building services, and will not generate security concerns in the Building, in Landlord’s reasonable judgment.
(iv)Neither the proposed assignee or subtenant nor any person or entity that directly or indirectly controls, is controlled by, or is under common control with, the proposed assignee or subtenant is an existing occupant of any part of the Project, or is a party to whom Landlord has, during the four (4) month period prior to the delivery of Tenant’s written notice, marketed space in the Building that would generally fit such party’s leasing requirements.
(v)Tenant is not in default and has not committed acts or omissions which with the running of time or the giving of notice or both would constitute a default under this Lease.
(vi)All of the other terms of this Paragraph 9 are complied with.
(vii)The conditions described above are not exclusive and shall not limit or prevent Landlord from considering additional factors in determining if it should reasonably withhold its consent.
(d)Each permitted assignee, transferee, or subtenant, other than Landlord, shall assume and be deemed to have assumed this Lease and shall be liable jointly and severally with Tenant for the payment of the rent and for the due performance or satisfaction of all of the provisions, covenants, conditions and agreements herein contained on Tenant’s part to be performed or satisfied. Regardless of Landlord’s consent, no subletting or assignment shall release or alter Tenant’s obligation and primary liability to pay the rent and perform all other obligations under this Lease. No permitted assignment or sublease shall be binding on Landlord unless such assignee or subtenant, as the case may be shall deliver to Landlord a counterpart of such assignment or sublease which contains a covenant of assumption by the assignee or subtenant of the covenants and obligations of Tenant under the Lease; provided, however, as to any subtenant, such assumptions is limited to its obligations under the sublease.
(e)If Tenant is a partnership, a transfer of the interest of any general partner, a withdrawal of one or more general partner(s) from the partnership, or the dissolution of the partnership, shall be deemed to be an assignment of this Lease. If Tenant is currently a partnership (either general or limited) or joint venture, the conversion of the Tenant entity into any type of entity which possesses the characteristics of limited liability such as, by way of example only, a corporation, a limited liability company or limited liability partnership, shall be deemed an assignment for purposes of this Lease.
(f)Any notice by Tenant to Landlord pursuant to this Paragraph 9 of a proposed assignment or sublease shall be accompanied by a payment of $1,000 as a non-refundable fee for the processing of Tenant’s request for Landlord’s consent. In addition to said fee, Tenant shall reimburse Landlord for reasonable attorneys’ fees incurred by Landlord in connection with such review and the preparation of documents in connection therewith.
(g)Whether or not Landlord shall grant consent, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable legal fees incurred by Landlord, within thirty (30) days after written request by Landlord; provided, however, if the proposed Transfer is a sublease or assignment of this Lease and Tenant accepts Landlord’s standard form of consent without material changes thereto, Landlord will limit all Landlord’s processing and legal, accounting and other professional fees and costs to an amount not to exceed $2,500.00. Tenant’s payment of such sum shall be a condition precedent to the effectiveness of the proposed Transfer. Tenant shall pay to Landlord monthly on or before the first day of each month fifty percent (50%) of the rent or other consideration received from such assignee(s) or subtenant(s) relating to the leasehold estate of the Premises so assigned or sublet and with respect to the use of Tenant’s property, over and above the concurrent underlying rent payable by Tenant to Landlord for that portion of the Premises being assigned or sublet, and after deduction for the amortized portion of the reasonable expenses actually paid by Tenant to unrelated third parties for brokerage commissions, legal fees, market concessions or tenant improvements to the Premises. Tenant shall furnish Landlord with a true signed copy of such assignment(s) or sublease(s) and any supplementary agreements or amendments thereto, within five (5) days after their respective execution.
(h)Effective upon any assignment of this Lease or subletting of more than thirty three percent (33%) of the rentable square footage of the Premises (which calculation shall exclude the outside patio area), in each case in a transaction requiring the prior consent of Landlord, and notwithstanding any other provision of this Lease to the contrary, any options or rights to extend the Term of this Lease and/or as to expand into additional premises in the Building, and/or any unapplied rent credits or improvement allowances granted to Tenant under this Lease, shall be null and void and of no further effect.
(i)Notwithstanding anything to the contrary contained in this Lease, Tenant may, without Landlord’s prior written consent, and without risk of any recapture of the Premises, but upon written notice to Landlord, including copies of all applicable documentation, assign or sublet all or any portion of the leased premises and Tenant’s interest in this Lease to: (i) a subsidiary, affiliate, parent or other entity to Tenant which controls, is controlled by, or is under common control with, Tenant; (ii) a successor entity to Tenant resulting from merger, consolidation, non-bankruptcy reorganization, or government action; or (iii) a purchaser of all or any significant portion of Tenant’s stock or assets; provided that such assignee, sublessee, or transferee has a net worth of at least equal to the Tenant as of the date of this Lease (each transfer detailed in subsection (i), (ii), and (iii) shall be a “Permitted Transfer”).

10.SALE.
If Landlord sells or conveys the Building and the successor-in-interest of Landlord assumes the terms, covenants and conditions of this Lease, Landlord shall be released thereby from any liability arising after the date of such transfer upon any of said terms, covenants and conditions, and Tenant agrees to look solely to such successor-in-interest of Landlord. Landlord reserves the right to sell or dispose of one or more of the buildings in the Project (and in conjunction therewith to alter the composition of the Project), and such sale or disposition shall not be deemed a disturbance of Tenant’s use of the Premises or otherwise affect Tenant’s obligations under this Lease; provided Tenant’s rights hereunder, including rights of quiet enjoyment are not disturbed; provided, however, in such an event, the term “Project” as used in this Lease shall be deemed automatically amended to refer to the buildings then included in the “Old Oakland” project.
11.MAINTENANCE AND REPAIRS.
(a)At its sole expenses, except to the extent subject to reimbursement if any item constitutes Operating Expenses as defined in this Lease, Landlord shall maintain and repair the Common Areas, the foundation, structural components (including latent defects), roof and exterior elements of the Building, and the mechanical, plumbing, HVAC and electrical systems of the Building and keep such areas, elements and systems in good order and condition, in accordance with all applicable Laws and regulations. Any damage in or to any such areas, elements or systems caused by Tenant or any agent, officer, employee, contractor, licensee or invitee of Tenant shall be repaired by Landlord at Tenant’s expense and Tenant shall pay to Landlord, upon billing by Landlord, as additional rent, the cost of such repairs incurred by Landlord.
(b)Tenant shall, at all times during the Term of this Lease and at Tenant’s sole cost and expense, maintain and repair the non-structural portions of the Premises and every part thereof and all equipment, fixtures and improvements therein, and keep all of the foregoing clean and in good order and operating condition, ordinary wear and tear and damage thereto by fire or other casualty excepted. All repairs and replacements made by or on behalf of Tenant shall be made and performed at Tenant’s cost and expense and at such time and in such manner as Landlord may reasonably designate, by contractors or mechanics reasonably approved by Landlord and so that the same shall be at least equal in quality, value, character and utility to the original work or installation being repaired or replaced. Tenant hereby waives all rights under California Civil Code Section 1941 and all rights to make repairs at the expense of Landlord or in lieu thereof to vacate the Premises as provided by California Civil Code Section 1942 or any other law, statute or ordinance now or hereafter in effect. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not have any obligation to perform any structural modifications to the Premises or the Building except to the extent the same is specifically triggered by Tenant’s particular use of the Premises or Alterations performed by or on behalf of Tenant, except for the Tenant Improvements.

12.SERVICES.
(a)Landlord agrees to furnish to the Premises as part of Building services (and included in Additional Rent payable under Paragraph 5(a)(iii)) points of supply for electricity for lighting and the operation of office equipment, and water as may be required for the comfortable occupation of the Premises for general office use. If restrooms are not included within the demised Premises, restroom (toilet) facilities shall be provided by Landlord for use by Tenant and its employees and licensees in the common area of the Building. Landlord shall provide unmanned passenger elevator service if there is an existing elevator in the Building as of the date of this Lease and subject to the Building Rules, on business days established in accordance with this Lease, Landlord will supply janitorial services in the common area of the Building. In addition, subject to the Building Rules, during the business hours and on the business days established in accordance with this Lease, Landlord will supply heat, ventilation and air- conditioning (“HVAC”) as may be required for the comfortable occupation of the Premises. Landlord shall have the right to cooperate voluntarily with the efforts of national, state or local governmental agencies or utility suppliers in reducing energy or other resource consumption. Landlord, however, shall not be liable for failure to furnish or reduction in any of the foregoing services for any reason, nor shall Landlord be liable under any circumstances for loss of or injury to property, however occurring, through or in connection with or incidental to the furnishing of any of the foregoing, nor shall any such failure relieve Tenant from the duty to pay the full amount of rent herein reserved, or constitute or be construed as a constructive or other eviction of Tenant. Notwithstanding the foregoing, provided no Event of Default shall then be declared under this Lease, if: (i) any utility service is interrupted because of the negligent acts of Landlord, its employees, agents or contractors; (ii) Tenant notifies Landlord of such interruption in writing (the “Interruption Notice”); (iii) such interruption does not arise in whole or in part as a result of an act or omission of Tenant; (iv) such interruption is not caused by a fire or other casualty; (v) the repair or restoration of such service is reasonably within the control of Landlord; and (vi) as a result of such interruption, the Premises or a material portion thereof, is rendered untenantable (meaning that Tenant is unable to use the Premises in the normal course of its business), then, on the second (2nd) consecutive business day following the later to occur of the date the Premises (or material portion thereof) becomes untenantable and the date Tenant provides Landlord with an Interruption Notice, Base Rent payable hereunder shall be abated on a per diem basis for each day after such two (2) business day period based upon the percentage of the Premises so rendered untenantable and not used by Tenant, and such abatement shall continue until the date the Premises become tenantable again. The foregoing abatement of Base Rent shall be the sole and exclusive remedy of Tenant for a Utility Interruption.
(b)(i)    Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond the business hours of the Building as established pursuant to the Building Rules, or overall load, that which Landlord determines to be customary for general office use or which exceeds the capacity of the existing panel or transformer serving the Premises. Tenant shall pay (as additional rent) all costs attributable to Tenant’s use and consumption of water and electricity in the Premises (including, without limitation, HVAC) (collectively, “Premises Utility Consumption”).

(ii)Without limiting the generality of the terms of Paragraph 12(b)(i) above, Landlord has previously installed, at its expense, separate meters or other measuring devices to measure Tenant’s Premises Utility Consumption. From time to time, and based on the readings from the separate metering devices installed by Landlord, Landlord shall have the right to notify Tenant of Landlord’s monthly estimate of the cost of Premises Utility Consumption (a “Monthly Estimate”). When Landlord notifies Tenant of the Monthly Estimate, Tenant shall thereafter pay the Monthly Estimate, as additional monthly rent, on the first day of each month together with the payment of Base Rent, without further notice or demand by Landlord. Landlord shall have the right to change the Monthly Estimate from time to time upon not less than thirty (30) days advance written notice to Tenant. The additional monthly rent for Premises Utility Consumption shall be prorated on per diem basis for any partial calendar month during the Term as provided in Paragraph 5(a)(i). Landlord’s failure to bill Tenant for Premises Utility Consumption for any given period shall not constitute Landlord’s waiver of its right to collect such amount at a later date or otherwise prejudice Landlord’s rights hereunder. Landlord’s statement delivered pursuant to Paragraph 7(b) shall contain a final statement of Premises Electrical Consumption charges for the prior calendar year and any adjustment to payments of Monthly Estimates shall be made in the same manner as provided therein, and such statement shall contain any necessary’ reconciliation, and is subject to Tenant’s audit rights provided in Paragraph 7(d).
(c)Tenant shall be solely responsible for, and shall separate contract, for janitorial and cleaning services to and in the Premises, including, without limitation, on single tenant occupancy floors, the restrooms located on said floors, and the rooftop deck, through a Landlord-approved vendor engaged by Tenant and reasonably acceptable to Landlord. Janitorial service shall include trash removal services to a Landlord designated location in the Building, and Tenant shall pay directly for such trash removal services. If and to the extent Tenant’s business operations generate trash (other than that provided through janitorial services) in excess of that allotted to the storage bins allocated to Tenant, the cost of such additional trash removal services shall be separately charged to Tenant, by Landlord, based on the charges incurred by Landlord from Landlord’s trash removal service that are attributable to Tenant’s generation of (trash and garbage, and the same shall be payable as additional rent under this Lease.
(d)(i)    Tenant shall pay for all voice and data services, and all such services shall be subject to the terms of Paragraph 12(c). Except as provided for in Paragraph 12(d)(ii), Tenant shall not alter, modify, add to or disturb any telecommunications wiring or cabling in any portion of the Building without Landlord’s prior written consent, not to be unreasonably withheld. Landlord shall provide, at no expense to Tenant (other than as an item of Operating Expenses), a demarcation panel in the Building (located in the vicinity of the main point of entry established for telecommunications services) (the “MDF”) and, at Landlord’s cost, one or more vertical and horizontal riser pathways from the MDF to the Premises at a location approved by Landlord in connection with Landlord installation of the Tenant Improvements (not to exceed one inch in diameter) for the installation, at Tenant’s sole cost and expense, of Tenant’s telecommunications wiring, cabling and conduit; provided, however, Landlord shall have no obligation (and Tenant shall have no right) to increase the size and/or capacity of the existing telecommunications distribution facilities in the Building. Any and all telecommunications equipment serving Tenant and the Premises and connecting to or from the MDF shall be located solely in the Premises.

Tenant shall maintain and repair all telecommunications cabling and wiring within or exclusively serving the Premises, and Tenant shall only be permitted to access the MDF and any of the vertical and horizontal pathways outside the Premises where Tenant’s telecommunications wiring, cabling and conduit are located with the prior written consent of Landlord, not to be unreasonably withheld, and for purposes of confirming interconnection with the MDF and for installations approved by Landlord. Tenant shall be liable to Landlord for any damage to the telecommunications cabling and wiring in the Building due to the act (negligent or otherwise) of Tenant or any employee, agent or contractor of Tenant. Landlord reserves the right to limit the number of local exchange carriers and competitive alternative telecommunications providers (collectively, “TSPs”) having access to the Building’s riser system and infrastructure, and Landlord reserves the right to charge TSPs for the use of Landlord’s telecommunications infrastructure and other Building systems; provided, however, in all cases, Landlord will provide Building access to at least one TSP for voice and data connectivity to tenants of the Building.
(ii)Notwithstanding anything to the contrary in Paragraph 12(d)(i), Tenant may install and maintain one telecommunications antenna, satellite dish, and related telecommunications equipment on the roof of the Building for use by Tenant in the occupancy of the Premises (such equipment being generally referred to as “Roof Equipment”). The location, design, size and weight of such Roof Equipment, and the means of installation (including placement thereof on, or any penetrations of, the roof membrane) shall also be subject to the approval of Landlord, which approval shall not be unreasonably withheld. Any compliance with Laws obligations triggered by such installation (including screening requirements) shall be the sole cost and expense of Tenant. Tenant shall be permitted access to the area on the roof where any such installation may be made as necessary for the installation and maintenance thereof, with prior notice to Landlord and subject to such reasonable restrictions on roof access as may be developed, from time to time, by Landlord, written notice of which is given to Tenant. Tenant’s use of the roof of the Building for the uses specified in this Paragraph 12(d)(ii) shall be contingent on the execution of a rooftop license agreement, which shall be on Landlord’s standard form and in a form reasonably acceptable to Tenant.
(e)Tenant shall not be required to employ union labor for the work; provided, however, Tenant agrees not to employ any person, entity or contractor for any work in the Premises or the Building (including moving Tenant’s equipment and furnishings in, out or around the Premises) whose presence may give rise to a labor or other disturbance in the Building and, if necessary to prevent such a disturbance in a particular situation, Landlord may require Tenant to employ union labor for the work.
13.ALTERATIONS
(a)Tenant shall make no alterations, improvements or additions in or to the Premises or any part thereof (individually and collectively, “Alterations”) without giving Landlord prior notice of the proposed Alterations and obtaining Landlord’s prior written consent thereto, which consent, except as hereinafter provided, shall not be unreasonably withheld, conditioned or delayed; provided, however, Landlord may withhold its consent if it determines, in its sole, but good faith, judgment, that any proposed Alterations would adversely affect any of the structural elements of the Building, the Building’s electrical, plumbing, heating, telecommunications, mechanical or life safety systems, or be visible from or affect the exterior of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make cosmetic, nonstructural Alterations, additions or improvements entirely within the interior of the Premises, which do not adversely affect any Building systems, do not require the issuance of any electrical or building permit, and cost less than Twenty Thousand Dollars ($20,000.00) per year (“Tenant Permitted Alterations”), as to which Tenant shall be required to give Landlord not less than five (5) business days prior written notice, but which Tenant may perform without the requirements of this Paragraph relating to the prior written consent of Landlord (but otherwise without waiving or releasing Tenant from compliance with any of the other provisions of this Article applicable to Alterations). Tenant shall not, without the prior written consent of Landlord in accordance with this Paragraph 12(c), erect or install any exterior or interior window or door signs, or any other type of sign or placard, whether within or outside the Building. All signs and placards visible from or attached to any windows or exterior Building elements must comply with the City of Oakland signage requirements applicable to the Project. Any and all signage shall be deemed “Alterations” for all purposes of this Lease. Notwithstanding the foregoing, Tenant shall be permitted to install (i) identity signage at the main entry to the Premises on each floor on which the Premises is located, subject to compliance with Landlord’s general guidelines relating to signs inside the Building on office-occupancy floors, and (ii) exterior signage subject to Landlord’s reasonable consent provided the same complies with all applicable laws and regulations.
(b)Any and all work by Tenant shall be performed only by contractors reasonably approved by Landlord and, where the prior consent of Landlord is required, upon the approval by Landlord of fully detailed and dimensioned plans and specifications pertaining to the work in question, to be prepared and submitted by Tenant at its sole cost and expense. Landlord’s approval or consent to any such work shall not impose any liability upon Landlord, and no action taken by Landlord in connection with such approval, including, without limitation, attending construction meetings of Tenant’s contractors, shall render Tenant the agent of Landlord for purposes of constructing any Alterations. Upon substantial completion of any Alterations requiring the prior consent of Landlord, Tenant shall deliver to Landlord two (2) sets of “as built” plans covering said Alterations and a copy of the final building permit for the work signed off as approved by the appropriate building inspector. Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations. Landlord shall have the right to participate in the permitting process related to any such Alterations and Tenant shall coordinate the submittal of all permit applications with Landlord. Tenant shall be solely responsible for any additional alterations and improvements required by law to be made elsewhere in or to the Premises, or in or to any portion of the Building, as a result of any Alterations to the Premises made by or for Tenant. All Alterations (other than trade fixtures), including, but not limited to, carpeting, other floor coverings, built-in shelving, built-in bookcases, built-in paneling and built-in security systems (excluding any leased or readily removable systems) made in or upon the Premises either by or for Tenant and affixed to or forming a part of the Premises, shall immediately upon installation become Landlord’s property free and clear of all liens and encumbrances. If requested by Landlord in writing delivered at the time Landlord approves of the installation or construction of said Alterations, Tenant shall remove or cause to be removed at its expense, upon the expiration or any sooner termination of this Lease, any and all Alterations made in or upon the Premises during the Term of this Lease by or for Tenant. However, Tenant shall have no obligation to remove any of the Tenant Improvements, data/voice cabling or any other initial Alterations by Tenant to prepare the Premises for occupancy.
(c)Tenant shall keep the Premises and the Building free from any mechanic’s liens, vendor’s liens or any other liens arising out of any work performed, materials furnished or obligations incurred by Tenant, and agrees to defend, indemnify and hold harmless Landlord from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorneys’ fees incurred by Landlord in connection with any such claim or action. Before commencing any work or any alteration, addition or improvement to the Premises which requires Landlord’s consent, Tenant shall give Landlord at least ten (10) business days’ written notice of the proposed commencement of work (to afford Landlord an opportunity to post appropriate notices of non-responsibility). In the event that there shall be recorded against the Premises or the Building or the property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed, bonded over or discharged by Tenant within ten (10) days of written notice from Landlord, Landlord shall have the right but not the obligation to pay and discharge said lien by bond or otherwise without regard to whether such lien shall be lawful or correct. Any reasonable costs, including attorneys’ fees incurred by Landlord, shall be paid by Tenant within ten (10) days after demand by Landlord.
(d)Before any Alterations or construction with respect thereto are undertaken by or on behalf of Tenant, Tenant shall provide Landlord with certificates of insurance evidencing the maintenance in effect by Tenant (or Tenant shall require any contractor performing work on the Premises to carry and maintain, at no expense to Landlord) of workers’ compensation insurance as required by applicable law, builders’ risk insurance for the amount of the completed value of the Alterations on an “all-risk” non-reporting form covering all Alterations under construction, including building materials, and Commercial General Liability insurance (including, without limitation, contractor’s liability coverage, contractual liability coverage and completed operations coverage) written on an occurrence basis with a minimum combined single limit of Two Million Dollars ($2,000,000) and adding the “Owner(s) of the Building and its (or their) respective members, principals, beneficiaries, partners, officers, directors, employees, agents (and their respective members and principals) and mortgagee(s)” (and any other designees of Landlord as the interest of such designees shall appear) as additional insureds.
(e)Tenant shall pay to Landlord a project administration fee determined by Landlord in an amount equal to three percent (3%) of the hard cost of any Alterations to compensate Landlord for the administrative costs incurred and the Building services provided by Landlord in the supervision and coordination of the work or, in lieu thereof, if Landlord determines to engage a third party construction manager specific to the construction of any Alterations, Tenant shall reimburse Landlord for the commercially reasonable fees and expenses of such third party construction manager. Notwithstanding anything to the contrary in the foregoing, Landlord waives payment of, and shall not charge Tenant, a project administration fee with respect to any Tenant Improvement proposed to be constructed by Tenant in connection with its initial occupancy of the Premises.

14.INDEMNIFICATION, EXCULPATION AND INSURANCE
(a)Landlord shall not be liable to Tenant, and Tenant hereby waives all claims against Landlord, for any loss or damage to any fixtures, equipment or other property of Tenant or others installed or placed in the Premises by Tenant, its employees, agents, invitees, licensees or independent contractors (individually and collectively, a “Tenant Party”), and for any bodily or personal injury, illness or death of any person in, on or about the Premises or the Building, arising at any time and from any cause whatsoever, except when caused by the gross negligence or willful misconduct of Landlord or of its employees, agents or independent contractors. In no event shall Landlord be liable to Tenant for any consequential or punitive damages (including, but not limited to, damage or injury to persons, property and the conduct of Tenant’s business and any loss of revenue therefrom). In no event shall Landlord be liable to Tenant for any failure of other tenants in the Building to operate their businesses, or for any loss or damage that may be occasioned by or through the acts or omissions of other tenants. Except for (1) any claims made by Landlord in the exercise of its remedies under Article 18 or any liability of Tenant arising therefrom, (2) any breach by Tenant of any of its obligations under Paragraph 6(d) of this Lease or any liability of Tenant arising therefrom, or (3) any failure by Tenant to timely surrender possession of the Premises to Landlord upon expiration or sooner termination of the Lease Term in the manner and condition required under this Lease or any liability of Tenant arising therefrom (including, without limitation, any liability under Article 29). neither Tenant nor any Tenant Parties shall be liable to Landlord for, and Landlord releases and waives as against Tenant and all Tenant Parties from, any and all Claims for consequential, indirect, special or punitive damages suffered or incurred by Landlord under this Article 14.
(b)(i)    Tenant shall indemnify and defend Landlord against and hold Landlord harmless from all claims, demands, liabilities, damages, losses, costs and expenses, including reasonable attorneys’ fees and disbursements, arising from or related to any use or occupancy of the Premises, or any condition of the Premises, or any default in the performance of Tenant’s obligations, or any damage to any property (including property of employees and invitees of Tenant) or any bodily or personal injury, illness or death of any person (including employees and invitees of Tenant) occurring in, on or about the Premises or any part thereof arising at any time and from any cause whatsoever including, without limitation, if caused in whole or in part by the act, omission or active or passive negligence of Landlord (except to the extent caused by the gross negligence or willful misconduct of Landlord) or occurring in, on or about any part of the Building or the Project, other than the Premises, when such damage, bodily or personal injury, illness or death is caused by the negligent act or omission of Tenant or its agents, officers, employees, contractors, invitees or licensees. Upon notice from Landlord, Tenant shall defend any such claim, demand, cause of action or suit at Tenant’s expense by counsel satisfactory to Landlord in its sole discretion. This Paragraph 14(a) shall survive the termination of this Lease with respect to any damage, bodily or personal injury, illness or death occurring prior to such termination.
(ii)Except to the extent directly arising out of any negligent or willfully wrongful act or omission of Tenant, any Tenant Party, or by anyone else acting at the direction, with the permission, or under the control, of Tenant, Landlord shall defend, protect, indemnify and hold harmless Tenant from and against any and all claims, demands, liabilities, damages, losses, costs and expenses, including reasonable attorneys’ fees and disbursement based in whole or in part on the negligence or willful misconduct of Landlord or any of Landlord’s employees, agents or independent contractors arising out of or relating to the use or occupancy, or manner of use or occupancy, of any of the common areas of the Building and the Project (excluding any and all claims, demands, liabilities, damages, losses, costs and expenses, arising from the use of the Parking Area.
(c)Tenant shall, at all times during the Term of this Lease and at Tenant’s sole cost and expense, obtain and keep in force workers’ compensation insurance as required by law, including an employers’ liability endorsement; business interruption insurance in an amount equal to all rent payable under this Lease for a period of twelve (12) months (at the then current rent charged), naming Landlord as an additional insured on form CP 15 03 06 07, its equivalent or by having blanket Additional Insured language in the policy; and commercial general liability insurance, including contractual liability (specifically covering this Lease), fire legal liability, and premises operations, with a minimum combined single limit of Three Million Dollars ($3,000,000) per occurrence for bodily or personal injury to, illness of, or death of persons and damage to property occurring in, on or about the Premises or the Building. Tenant shall, at Tenant’s sole cost and expense, be responsible for insuring Tenant’s furniture, equipment, fixtures, computers, office machines and personal property (“Tenant’s Property”).
(d)All insurance required under this Paragraph 14 and all renewals thereof shall be issued by financially responsible and reputable insurance companies with AM Best Ratings of at least A-/VIII and, qualified to do business in the State of California and reasonably acceptable to Landlord. Liability amounts in excess of One Million Dollars ($1,000,000) may be carried under umbrella coverage policies. Each policy shall have a deductible or deductibles, if any, which do not exceed Fifty Thousand Dollars ($50,000) per occurrence. Each policy shall expressly provide that the policy shall not be canceled or altered without thirty (30) days’ prior written notice to Landlord and shall remain in effect notwithstanding any such cancellation or alteration until such notice shall have been given to Landlord and such period of thirty (30) days shall have expired. All liability insurance under this Paragraph 14 shall name Landlord and any other parties designated by Landlord as an additional insured, shall be primary and noncontributing with any insurance which may be carried by Landlord, shall afford coverage for all claims based on any act, omission, event or condition that occurred or arose (or the onset of which occurred or arose) during the policy period, and shall expressly provide that Landlord, although named as an insured, shall nevertheless be entitled to recover under the policy for any loss, injury or damage to Landlord. Upon the issuance thereof, Tenant shall deliver each such policy to Landlord for retention by Landlord. If Tenant fails to insure or fails to furnish to Landlord upon notice to do so any such policy or evidence of coverage as required, Landlord shall have the right from time to time to effect such insurance for the benefit of Tenant or Landlord or both of them and all premiums paid by Landlord shall be payable on demand by Tenant as additional rent.
(e)Tenant waives on behalf of all insurers under all policies of property, liability and other insurance (excluding workers’ compensation) now or hereafter carried by Tenant insuring or covering the Premises, or any portion or any contents thereof, or any operations therein, all rights of subrogation which any insurer might otherwise, if at all, have to any claims of Tenant against Landlord. Landlord waives on behalf of all insurers under all policies of property, liability and other insurance (excluding workers’ compensation) now or hereafter carried by Landlord insuring or covering the Building or any portion or any contents thereof, or any operations therein, all rights of subrogation which any insurer might otherwise, if at all, have to any claims of Landlord against Tenant. For purposes of this Paragraph 14(e), any deductible or self-insured retention with respect to Tenant’s insurance shall be deemed covered by Tenant’s policies of insurance. Tenant shall, prior to or immediately after the date of this Lease, procure from each of the insurers under all policies of property, liability and other insurance (excluding workers’ compensation) now or hereafter carried by Tenant insuring or covering the Premises, or any portion or any contents thereof, or any operations therein, a waiver of all rights of subrogation which the insurer might otherwise, if at all, have to any claims of Tenant against Landlord as required by this Paragraph 13(e).
(f)Notwithstanding anything to the contrary provided in this Lease, neither Landlord, nor any general or limited partner in or of Landlord, whether direct or indirect, nor any direct or indirect partners in such partners, nor any disclosed or undisclosed officers, shareholders, principals, directors or employees of Landlord or of any of the foregoing, nor any investment adviser or other holder of any equity interest in Landlord, their successors, assigns, agents, or any mortgagee in possession, shall have any personal liability with respect to any provisions of this Lease and, if Landlord is in breach or default with respect to its obligations or otherwise. Tenant shall look solely to Landlord’s unencumbered interest in the Project for the satisfaction of Tenant’s remedies (which shall be deemed to include the then current monthly rental income at the Building as well as any then payable insurance or condemnation proceeds as of the date Tenant’s right of recovery against Landlord is subject to a final judgment, in each case not otherwise encumbered in favor of a Superior Interest Holder, as that term is hereinafter defined).
15.DESTRUCTION.
(a)In the event the Premises or any portion of the Building is damaged by fire or other insured casualty, Landlord shall diligently repair the same to the extent possible with the insurance proceeds actually received by Landlord (and not subject to any prior rights to such proceeds of the holder of any mortgage or deed of trust encumbering the Building), subject to the provisions of this Paragraph hereinafter set forth, if such repairs can in Landlord’s opinion be completed within two hundred forty (240) days following the occurrence of the casualty under the laws and regulations of federal, state and local governmental authorities having jurisdiction thereof. In such event this Lease shall remain in full force and effect except that if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s agents, contractors, employees, subtenants, licenses, invitees or visitors, an abatement of Base Rent shall be allowed Tenant for such part of the Premises as shall be rendered unusable by Tenant in the conduct of its business until such time as Landlord completes the repairs and restoration to the Premises required by Paragraph 15(d) hereof. Notwithstanding the foregoing, if such casualty shall occur during the final twelve months of the term of this Lease, Landlord or Tenant may elect to terminate this Lease upon written notice given to the other within thirty (30) days after the date of such fire or other casualty, in which event this Lease shall terminate as of the termination date specified in the notice. A total destruction of the Building shall automatically terminate this Lease.

(b)If such repairs cannot in Landlord’s opinion be made during the time period and at a cost provided in Paragraph 15(a) above, Landlord may elect upon notice to Tenant given forty-five (45) days after the date of such fire or other casualty to (i) repair or restore such damage, in which event this Lease shall continue in full force and effect, but Base Rent shall be partially abated as hereinabove provided, or (ii) terminate this Lease in which event this Lease shall terminate as of the termination date specified in Landlord’s notice. Landlord’s election shall be binding on Tenant.
(c)Landlord and Tenant acknowledge that this Lease constitutes the entire agreement of the parties regarding events of damage or destruction, and Tenant waives the provisions of California Civil Code Section 1932(2) and 1933(4) and any similar statute now or hereafter in force. No such casualty (nor Landlord’s subsequent restoration and repair work) shall constitute a constructive eviction or give Tenant any rights to terminate this Lease.
(d)If the Premises are to be repaired under this Paragraph, Landlord shall repair at its cost (subject to the limitations contained in this Paragraph) any injury or damage to the Building itself and the initial permanently affixed improvements to the Premises made by Landlord or existing in the Premises as of the date of delivery of possession of the Premises to Tenant. Tenant shall pay the cost of repairing or replacing all other improvements in the Premises and Tenant’s trade fixtures, furnishings, equipment and other personal property.
16.ENTRY.
(a)Tenant will permit Landlord and its agents to enter into and upon the Premises at all reasonable times upon reasonable notice of not less than 24 hours except in exigent circumstances for the purpose of inspecting the same, or for the purpose of protecting owners’ reversion, or at mutually agreed upon times, to make alterations or additions to the Premises or to any other portion of the Building, or for maintaining any service provided by Landlord to Tenant hereunder, including maintenance, window cleaning and janitorial service, without any rebate of rent to Tenant for any loss of occupancy or quiet enjoyment of the Premises, or damage, injury or inconvenience thereby occasioned provided at no time does such entry unreasonably deprive Tenant of quiet enjoyment, use of or access to, and will permit Landlord at any time to bring upon the Premises, for purposes of inspection or display, during the final 3 months of the term only, prospective tenants thereof.
(b)Landlord agrees that it shall only be permitted to show the Premises to prospective Tenants during the last twelve (12) months of the Term.
(c)In the event of an emergency, Landlord shall have the right to use any and all means that Landlord may deem proper in order to obtain entry to the Premises. Any emergency entry into the Premises so obtained by Landlord shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from the Premises, or any portion thereof, and Landlord shall be responsible for any damage caused to the Premises in gaining entry in the event of an emergency.

17.EVENTS OF DEFAULT.
(a)The occurrence of any one or more of the following events (each, an “Event of Default’’) shall constitute a breach of this Lease by Tenant: (i) if Tenant shall default in its obligation to pay any rent or other payment(s) due hereunder as and when due and payable; provided, such delinquency in payment of rent shall not, in and of itself, be deemed to be an Event of Default until the failure of payment continues for a period of five (5) days after receipt of written notice thereof from Landlord to Tenant; or (ii) if Tenant shall fail to perform or observe any other term hereof (except as otherwise provided in this Paragraph) or of the Building Rules described in Paragraph 8 hereof to be performed or observed by Tenant, such failure shall continue for more than ten (10) days after notice thereof from Landlord, and Tenant shall not within such period commence with due diligence and dispatch the curing of such default, or, having so commenced, thereafter shall fail or neglect to prosecute or complete with due diligence the curing of such default; or (iii) any assignment or subletting in violation of the terms of this Lease; or (iv) the Premises shall be effectively abandoned by Tenant as evidenced by the failure to occupy the Premises for a period of thirty (30) consecutive days and during such time Tenant materially defaults with respect to its obligation to maintain and repair the Premises as provided herein; or (v) a tax lien or a mechanic’s and/or materialmen’s lien is filed against Landlord’s interest in the Building and such lien is not discharged within ten (10) days after written notice thereof from Landlord; or (vi) if Tenant shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due or shall file a petition in bankruptcy, or shall file a petition (or an involuntary petition is filed) seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or any material part of its property; or (vii) the taking of any action leading to, or the actual dissolution or liquidation of Tenant, if Tenant is other than an individual; or (viii) any Guarantor shall become insolvent within the meaning of the United States Bankruptcy Code, as amended from time to time, or shall have ceased to pay its debts in the ordinary course of business, or shall be unable to pay its debts as they become due, or Tenant or Guarantor shall notify Landlord that it anticipates the occurrence of any of the foregoing conditions, or Guarantor shall default, beyond any applicable notice and cure period, under its obligations under guaranty.
(b)Any notice periods required to be given by Landlord under this Lease shall, in each case, be in lieu of, and not in addition to, any notice required to be given under California Code of Civil Procedure Sections 1161 through 1162, or any other applicable unlawful detainer statutes, to the extent the substance thereof is given in compliance therewith and the notice is served as provided in this Lease.
(c)Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord’s failure to perform; provided however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30)-day period and thereafter diligently pursues the same to completion. Upon any such uncured default by

Landlord, Tenant may exercise any of its rights provided in law or at equity; provided, however:(a) Tenant shall have no right to offset or abate rent in the event of any default by Landlord under this Lease, except to the extent offset rights are specifically provided to Tenant in this Lease; (b) Tenant shall have no right to terminate this Lease; (c) Tenant’s rights and remedies hereunder shall be limited to the extent (i) Tenant has expressly waived in this Lease any of such rights or remedies and/or (ii) this Lease otherwise expressly limits Tenant’s rights or remedies; and (d) Landlord will not be liable for any consequential damages.
18.TERMINATION UPON DEFAULT.
In any notice given pursuant to any one or more Events of Default, Landlord in its sole discretion may elect to declare a forfeiture of this Lease as provided in Section 1161 of the California Code of Civil Procedure, and provided that Landlord’s notice states such an election, Tenant’s right to possession shall terminate and this Lease shall terminate, unless on or before the date specified in such notice all arrears of rent and all other sums payable by Tenant under this Lease, and all costs and expenses incurred by or on behalf of Landlord hereunder, including attorneys’ fees, incurred in connection with such default, shall have been paid by Tenant and all other breaches of this Lease by Tenant at the time existing shall have been fully remedied to the satisfaction of Landlord. Upon such termination, Landlord may recover from Tenant (a) the worth at the time of award of the unpaid rent which had been earned at the time of termination; (b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rent loss that Tenant proves could reasonably have been avoided; (c) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rent loss that Tenant proves could be reasonably avoided; and (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, leasing commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain any new tenant. The “worth at the time of award” of the amount referred to in clauses (a) and (b) above is computed by allowing interest at the discount rate of the Federal Reserve Bank of San Francisco plus 5% per annum at the date of termination, but in no event in excess of the maximum rate of interest permitted by law. The worth at the time of award of the amount referred to in clause (c) above, is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%. For the purpose of determining unpaid rent under clause (c) above, the monthly rent reserved in this Lease shall be deemed to be the sum of the Base Rent and the amounts last payable by Tenant as reimbursement of expenses pursuant to Paragraph 5(a) hereof for the calendar year in which Landlord terminated this Lease as provided herein.
Tenant waives any rights of reinstatement, redemption or relief from forfeiture under California Civil Code Section 3275 or California Code of Civil Procedure Sections 1174 and 1179, or under any other applicable present or future law.

After terminating this Lease, Landlord may remove any and all personal property located in the Premises and place such property in a public or private warehouse or elsewhere at the sole cost and expense of Tenant. In the event that Tenant shall not immediately pay the cost of storage of such property after the same has been stored for a period of thirty (30) days or more, Landlord may sell any or all thereof at a public or private sale in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to or demand upon Tenant. Tenant waives all claims for damages that may be caused by Landlord’s removing or storing or selling the property as herein provided, and Tenant shall indemnify and hold Landlord free and harmless from and against any and all losses, costs and damages, including without limitation all costs of court and attorneys’ fees of Landlord occasioned thereby. Tenant hereby appoints Landlord as Tenant’s attorney-in-fact with the rights and powers necessary in order to effectuate the provisions of this Paragraph.
19.ADDITIONAL LANDLORD REMEDIES.
Even though Tenant has breached this Lease and/or abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession as provided in Paragraph 18 hereof, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover rent as it becomes due under this Lease. In such event, Landlord may exercise all of the rights and remedies of a landlord under Section 1951.4 of the California Civil Code (which provides that a landlord may continue a lease in effect after a tenant’s breach and abandonment and recover rent as it becomes due, if the tenant has the right to sublet or assign, subject only to reasonable limitations), or any successor statute. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. In the event of re-entry or taking possession of the Premises, Landlord shall have the right but not the obligation to remove all or any part of the trade fixtures, furnishings, equipment and personal property located in the Premises and to place the same in storage at a public warehouse at the expense and risk of Tenant or to sell such property in accordance with applicable law. The remedies provided for in this Lease are in addition to any other remedies available to Landlord at law or in equity, by statute or otherwise.
20.LANDLORD’S RIGHT TO CURE DEFAULT.
If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder and such failure shall not be cured, Landlord may, but shall not be obligated to so do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as provided in this Lease. All sums so paid by Landlord and all necessary incidental costs shall be deemed additional rent hereunder and shall be payable on demand to Landlord.
21.ATTORNEYS’ FEES.
If as a result of any breach or default on the part of Tenant under this Lease Landlord uses the services of an attorney in order to secure compliance with this Lease, Tenant shall reimburse Landlord upon demand as additional rent for any and all attorneys’ fees and expenses incurred by Landlord, whether or not formal legal proceedings are instituted. Should either party bring an action against the other party, by reason of or alleging the failure of the other party to comply with any or all of its obligations hereunder, whether for declaratory or other relief, then the party which prevails in such action shall be entitled to its reasonable attorneys’ fees and expenses related to such action, in addition to all other recovery or relief. A party shall be deemed to have prevailed in any such action (without limiting the generality of the foregoing) if such action is dismissed upon the payment by the other party of the sums allegedly due or the performance of obligations allegedly not complied with, or if such party obtains substantially the relief sought by it in the actions, irrespective of whether such action is prosecuted to judgment.
22.NO WAIVER.
Landlord’s failure to take advantage of any default or breach of covenant on the part of Tenant shall not be, or be construed as a waiver thereof, nor shall any custom or practice which may grow up between the parties in the course of administering this instrument be construed to waive or to lessen the right of Landlord to insist upon the performance by Tenant of any term, covenant or condition hereof, or to exercise any rights given him on account of any such default. A waiver of a particular breach or default shall not be deemed to be a waiver of the same or any other subsequent breach or default. The acceptance of rent hereunder shall not be, nor be construed to be, a waiver of any breach of any term, covenant or condition of this Lease.
23.NOTICES.
All approvals, consents and other notices given by Landlord or Tenant under this Lease shall be properly given only if made in writing and either deposited in the United States mail, postage prepaid, certified with return receipt requested, or delivered by hand (which may be through a messenger or recognized delivery, courier or air express service), and addressed to Landlord at the address of Landlord specified in the Basic Lease Information or at such other place as Landlord may from time to time designate in a written notice to Tenant, and addressed to Tenant at the address of Tenant specified in the Basic Lease Information and, after the Commencement Date, at the Premises, together with a copy to such other address as Tenant may from time to time designate in a written notice to Landlord (including, without limitation, subject to such prior written notice, to Tenant’s then current legal counsel, but the failure to provide such additional notice to Tenant’s legal counsel shall not, in and of itself, constitute a failure to give written notice, if Tenant has received actual written notice and the failure to provide the additional notice has not prejudiced Tenant in being able to meaningfully address the substance of said written notice). Such approvals, consents and other notices shall be effective on the date of receipt (evidenced by the certified mail receipt), if mailed, or on the date of hand delivery, if hand delivered. If any such approval, consent or other notice is not received or cannot be delivered due to a change in the address of the receiving party of which notice was not previously given to the sending party or due to a refusal to accept by the receiving party, such request, approval, consent, notice or other communication shall be effective on the date delivery is attempted. Any approval, consent or other notice under this Lease may be given on behalf of a party by the attorney for such party.

24.EMINENT DOMAIN.
(a)Except as provided in Paragraph 24(b) below, if all or any part of the Premises shall be taken as a result of the exercise of the power of eminent domain or agreement in lieu thereof, this Lease shall terminate as to the part so taken as of the date of taking, and, in the case of a partial taking, Landlord shall have the right to terminate this Lease as to the balance of the Premises by giving written notice to Tenant within sixty (60) days after such date. In the event of any taking, Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or interest therein which may be paid or made in connection therewith, and Tenant shall have no claim against Landlord for the value of any unexpired Term of this Lease or otherwise. Except as provided in Paragraph 24(b) below, in the event of a partial taking of the Premises which does not result in a termination of this Lease, the Base Rent thereafter to be paid shall be equitably reduced. If all or any part of the Building shall be taken as a result of the exercise of the power of eminent domain, Landlord shall have the right to terminate this Lease by giving written notice to Tenant within sixty (60) days after the date of taking, provided Landlord terminates substantially all of the leases of other Building occupants similarly situated to Tenant. Tenant waives the provisions of California Code of Civil Procedure Section 1265.130 relating to a lease termination from a partial taking.
(b)If all or any portion of the Premises shall be condemned or taken for governmental occupancy for a period of less than one year, this Lease shall continue in full force and effect and Tenant shall continue to pay in full all Base Rent and any additional rent herein reserved, without reduction or abatement, and Tenant shall be entitled to receive, for itself, so much of any award or payment made for such use as is equal to the payments that are actually made by Tenant to Landlord during such temporary taking, and Landlord shall receive the balance thereof. Tenant’s obligations under this Paragraph shall survive the expiration or earlier termination of this Lease.
25.LATE CHARGE/NSF CHARGE.
Tenant acknowledges that late payment of rent and other sums due under this Lease would cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be difficult to ascertain. These costs include, but are not limited to, processing and accounting charges and increased interest expenses on Landlord’s funds. Accordingly, if any installment of rent or any other sums due from Tenant are not received within five (5) Business days of when due, Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount. In addition, if any rent or other sums due from Tenant are not received by Landlord within ten (10) days after written notice that such payment is delinquent, the unpaid amount shall bear interest from the due date until paid at the publicly announced prime rate or reference rate charged on such due date by the San Francisco Main Office of Bank of America, N.T.&S.A. (or any successor bank) for short term, unsecured loans to its most credit worthy borrowers, plus two percent (2%) per annum, but in no event shall such rate of interest exceed the maximum rate permitted by law. In addition to the foregoing, in the event any payment of rent or other sums due Landlord from Tenant is made by the tender of a check, and said check is dishonored by Tenant’s bank for insufficient funds or for any other reason, Tenant shall pay Landlord a $50 returned check fee (the “NSF charge”) to compensate Landlord for the costs associated with processing such dishonored check. The parties agree that the foregoing late charges and NSF charge represent a fair and reasonable estimate of the costs Landlord will incur because of said late or dishonored payment. Acceptance of said charges by Landlord shall not constitute a waiver of Tenant’s default for the overdue amount, nor prevent Landlord from exercising the other rights and remedies granted Landlord under this Lease. Tenant shall be allotted one (1), five (5) day late period over the course of the Term which shall not trigger the Late Charge provided in Section 25.
26.SECURITY DEPOSIT.
(a)Upon signing this Lease, Tenant has delivered to Landlord, as security for the full and faithful performance of every portion of this Lease to be performed by Tenant, an unconditional, irrevocable standby letter of credit in the amount of Seven Hundred Thousand Dollars ($700,000.00) (the “Letter of Credit”). The Letter of Credit shall (i) be issued to Landlord, as beneficiary, in substantially the same form as provided for in Exhibit F and by a bank approved by Landlord in its sole discretion (Landlord agrees that either Wells Fargo or Bank of America is an approved issuing bank), (ii) provide for drawing thereon in Oakland or San Francisco, California, (iii) have a term of at least one year (with the Letter of Credit required to be renewed or replaced by Tenant so as to be available to be drawn on at any time during the Lease Term, including any extension thereof, plus a period of sixty (60) calendar days), (iv) require the issuing bank to pay to Landlord the amount of a draw upon receipt by such bank of a sight draft signed by Landlord and upon presentation to the issuing bank of nothing more than a written statement signed by Landlord that an event entitling Landlord to draw under the Letter of Credit has occurred under this Lease, (v) permit multiple drawings, (vi) expressly state that the Letter of Credit and the right to draw thereunder may be transferred or assigned from time to time by Landlord to any successor or assignee of Landlord under this Lease without the payment of any fees or charges, and (vii) provide that it shall automatically renew for additional periods of one year each from the expiration date or future expiration date, unless at least thirty (30) days prior to any expiration date, the issuer notifies Landlord by registered mail of the issuer’s election not to renew the Letter of Credit.
(b)Tenant shall pay all expenses, points or fees incurred by Tenant in obtaining the Letter of Credit and for any transfer of the Letter of Credit. The full amount of the Letter of Credit shall be available to Landlord upon presentation of Landlord’s signed draft. If an Event of Default is declared under this Lease, Landlord may draw all or any portion of the Letter of Credit to remedy such default. If any portion of the Letter of Credit is so drawn, Tenant shall, within ten (10) days after demand therefor, increase the amount of the Letter of Credit in an amount sufficient to restore the Letter of Credit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Building and in this Lease, and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the Letter of Credit and the proceeds of and draw thereon to the transferee or mortgagee. Accordingly, the Letter of Credit shall expressly indicate that it is transferable in its entirety, subject to the terms and condition and thereof, by Landlord as beneficiary. Upon receiving written notice of transfer, and upon presentation to the issuing bank of the original LOC and any issuer-required transfer documentation, the issuing bank will reissue the Letter of Credit naming such transferee as the beneficiary.
(c)Any proceeds from the draw by Landlord under the Letter of Credit not applied by Landlord to cure any default or breach by Tenant under this Lease shall be held as a cash security deposit. Landlord shall not be required to keep the security deposit separate from its general funds, Tenant shall not be entitled to interest thereon, and Tenant waives the benefit of any law to the contrary. Tenant waives the provisions of California Civil Code Section 1950.7 (which restricts application of a security deposit only to those sums reasonably necessary’ to remedy defaults in the payment of rent, to repair damage caused by Tenant, or to clean premises) and all similar laws now in force or subsequently adopted which restrict application of security deposits to specific purposes.
(d)The Letter of Credit shall be renewed by the issuer (or replaced with a similarly qualifying letter of credit acceptable to Landlord) at least thirty (30) calendar days prior to the expiration date thereof from time to time during the Lease Term. If, for any reason, Tenant fails to cause the Letter of Credit to be so renewed or replaced at least thirty (30) days prior to its expiration date, Landlord shall have the right to immediately draw upon the Letter of Credit in full and hold the proceeds thereof as a cash Security Deposit hereunder. Upon the expiration of the Lease Term, if Tenant has then fully performed every provision of this Lease to be performed by it, and any and all of Tenant’s monetary obligations under the Lease have been satisfied, Landlord shall return the Letter of Credit to Tenant and consent to the cancellation of the Letter of Credit; provided, however, prior to the surrender and cancellation thereof, Landlord may draw upon the Letter of Credit an amount up to Five Thousand Dollars ($5,000.00) and hold such proceeds as a deposit on account of any amounts due from Tenant attributable to Tenant’s Percentage Share of Property Taxes and Operating Expenses for the calendar year in which the Lease terminates or expires, and any unapplied funds so held by Landlord shall be refunded to Tenant within thirty (30) days following Tenant’s approval or deemed approval of Landlord’s Statement for the calendar year in which the Lease expiration or termination occurs. In lieu of drawing on the Letter of Credit as hereinabove provided, Tenant shall have the right to deliver to Landlord a cash deposit, to be held as a cash security deposit.
(e)Subject to the terms of this Paragraph, Tenant shall have the right to require Landlord to amend the Letter of Credit to evidence a reduction in the draw amount thereunder (i) following the first day of the thirty-seventh (36th) month of the Term of this Lease, to Four Hundred Thousand Dollars ($400,000.00), and (ii) following the first day of the forty-eighth (48th) month of the Term of this lease to Two Hundred Thousand Dollars ($200,000.00) (each such date being referred to as a “Reduction Date”), provided that, as to each Reduction Date (i) Tenant occupies at least sixty six percent (66%) of the Premises (except in the case of a Permitted Transfer), and (ii) no monetary Event of Default has occurred under this Lease at any time prior to the Reduction Date. Notwithstanding anything in the foregoing to the contrary, upon the occurrence of any event provided in clauses (i) and (ii) above, Tenant’s right to any subsequent reduction in the Letter of Credit as hereinabove provided shall be deemed automatically revoked and of no further force and effect

(f)Tenant agrees and acknowledges that Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof and that, in the event that Tenant becomes a debtor under any chapter of the Federal Bankruptcy Code, the Letter of Credit and any proceeds thereof shall not be deemed to be an asset or property of the Tenant, and that neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by Section 502(b)(6) of the Federal Bankruptcy Code.
27.ESTOPPEL CERTIFICATE AND FINANCIAL STATEMENTS.
(a)Within ten (10) Business days after receipt of written notice from Landlord, Tenant shall execute and deliver to Landlord, in recordable form, a certificate stating (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification), (ii) the date, if any, to which rental and other sums payable hereunder have been paid, (iii) that no notice has been received by Tenant of any default which has not been cured, except as to defaults specified in said certificate and (iv) such other matters as may be reasonably requested by Landlord. Upon Tenant’s failure to deliver such certificate within such ten (10)-day period, if Tenant fails to deliver such certificate within five (5) days of receipt of written notice of such failure to timely deliver the same, it shall constitute an Event of Default by Tenant hereunder.
(b)Tenant acknowledges that the financial capability of Tenant to perform its obligations under this Lease is material to Landlord and that Landlord would not enter into this Lease but for its belief, based on its review of Tenant’s financial statements, that Tenant is capable of performing such financial obligations. Tenant hereby represents, warrants and certifies to Landlord that any financial statements of Tenant and any person guarantying the obligations of Tenant under this Lease previously delivered to Landlord were at the time given true and correct in all material respects and that there have been no material subsequent changes thereto as of the date of this Lease. At the request of Landlord, from time to time, but not more than once per calendar year, Tenant shall provide Landlord with Tenant’s current financial statements, and such other information discussing the financial worth of Tenant under this Lease reasonably requested by Landlord, which statements and information Landlord shall keep strictly confidential (and Landlord shall sign a commercially reasonable non-disclosure agreement if requested by Tenant) and use solely for purposes of this Lease and in connection with the ownership, management, financing and disposition of the Building.
28.SURRENDER.
Tenant shall surrender the Premises at the termination of the tenancy herein created broom clean, and in the same condition as herein agreed it was received, reasonable use and wear thereof and damage by the act of God or by the elements excepted. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger and shall at the option of Landlord, terminate all of any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it of any or all such subleases or subtenancies. At the expiration or sooner termination of this Lease, Tenant shall remove or cause to be removed at its sole expense all of Tenant’s personal property, furniture and equipment, and all Alterations in accordance with Paragraph 13 hereof; provided, however, Tenant shall not be required to remove any of Tenant’s voice and data cabling installed in connection with Tenant’s initial occupancy of the Premises or any of the Tenant Improvements constructed by Landlord under Exhibit E of this Lease. Tenant shall repair at its expense all damage to the Premises and the Building caused by the removal of any of the items provided herein. Tenant’s obligations under this Paragraph shall survive the termination of this Lease.
29.HOLDING OVER.
If, without objection by Landlord, Tenant holds possession of the Premises after expiration of the Term of this Lease, Tenant shall become a tenant from month to month upon the terms herein specified but at a Base Rent equal to one hundred fifty percent (150%) of the Base Rent in effect at the expiration of the Term of this Lease, payable in advance on or before the first day of each month. Such month to month tenancy may be terminated by either Landlord or Tenant by giving thirty (30) days’ written notice of termination to the other at any time. If Tenant fails to surrender the Premises upon the expiration or termination of this Lease except as hereinabove provided, Tenant hereby indemnifies and agrees to hold Landlord harmless from all costs, loss, expense or liability, including without limitation, costs, real estate brokers claims and attorneys’ fees, arising out of or in connection with any delay by Tenant in surrendering and vacating the Premises, including, without limitation, any claims made by any succeeding tenant based on any delay and any liabilities arising out of or in connection with these claims. Nothing in this Paragraph 29 shall be deemed to permit Tenant to retain possession of the Premises after the expiration or sooner termination of the Term.
30.SUBORDINATION.
This Lease, along with all rights of Tenant hereunder, is and shall be subject and subordinate to: (a) all ground leases encumbering all or any portion of the Project (each, a “Superior Lease”); (b) all mortgages or deeds of trust encumbering all or any portion of the Project (each, a “Superior Mortgage”), whether or not affecting properties or interests other than the Project; (c) each and every advance made or hereafter to be made under each Superior Mortgage; (d) all renewals, modifications, replacements and extensions of any Superior Lease; and (e) all renewals, modifications, replacements, extensions, spreaders and consolidations of any Superior Mortgage (all such interests in clauses (a) through (e) collectively, whether in existence as of the date of this Lease, or first encumbering all or any portion of the Project after the date of this Lease, being referred to as the “Superior Interests,” and each holder of any such Superior Interest [including its successors in interest], a “Superior Interest Holder”). Notwithstanding the foregoing, any Superior Interest Holder may elect, at any time, to subordinate its Superior Interest to the lien of this Lease. No successor landlord shall be (w) deemed to have assumed or to otherwise have liability for any default, act or omission of any Landlord having an interest in the Project prior to the date such Successor Landlord acquires title thereto; (x) subject to any defense that accrued to Tenant prior to such date, or (y) bound by any material modification of this Lease made without the prior written consent of such Successor Landlord; or (z) bound by any Rent paid more than one month in advance, unless such Rent is actually received by Successor Landlord. The agreements set forth in this Paragraph 30 shall be self-operative and no further agreement of Tenant shall be necessary in order to effect any such subordination and attornment; provided, however notwithstanding the foregoing, (i) with respect to the deed of trust that encumbers the Property as of the date of this Lease in favor of Bank of America, N.A. (the “Existing Lender”), Landlord shall use commercially reasonable efforts to obtain from the Existing Lender a non-disturbance and attornment agreement (the “SNDA”) in the form generally used by the Existing Lender (a copy of which has been provided to Tenant prior to the date of this Lease), and providing for customary nondisturbance language (which may contain exclusions with respect to certain obligations of Landlord not assumed by the Existing Lender) to the effect that Tenant’s right to quiet possession of the Premises shall not be disturbed so long as Tenant shall pay the Rent and all other sums due hereunder and observe and perform all of the provisions of this Lease to be observed and performed by Tenant, and (ii) with respect to the interest of any Superior Interest Holder first encumbering all or any portion of the Project after the date of this Lease and to which Landlord intends that this Lease be subordinate to the interest of the Superior Interest Holder, Landlord shall provide to Tenant an SNDA on said Superior Interest Holder’s standard form, and Tenant shall, within ten (10) business days after written notice, execute, acknowledge and deliver the SNDA, provided the same provides for the effectiveness of this Lease following any foreclosure of the Superior Interest Holder (together with exclusions therefrom) as hereinabove provided in this Paragraph 30. If Tenant fails to execute and deliver such instruments to Landlord, as to any Superior Mortgage entered into after the date of this Lease, within the ten (10) business day period specified above, Landlord, at any time thereafter, may send Tenant a written notice requiring the delivery of such instruments to Landlord in the form last requested by the Superior Interest Holder, and the failure of Tenant to deliver such instruments in such form as previously requested within five (5) business days after said second written notice shall constitute an Event of Default under this Lease and Landlord’s remedies shall be as specified in Paragraph 17. Any cost or fee required to be paid to the Existing Lender to obtain the SNDA, including any attorneys’ fees incurred in the negotiation thereof, shall be paid for by Tenant, as and when requested by Existing Lender. Landlord shall bear the cost of any SNDA requested by a Superior Interest Hold first encumbering the Project after the date of this Lease, other than attorneys’ fees incurred in the negotiation thereof requested by Tenant, which shall be borne by Tenant, Landlord shall use commercially reasonable efforts to obtain from the Existing Lender a signed SNDA in the form generally used by the Existing Lender (a copy of which has been provided to Tenant prior to the date of this Lease) within thirty (30) days of the date of this Lease.
31.INABILITY TO PERFORM
Neither party shall be in default hereunder nor shall either party be liable to the other for any loss or damages if a party is unable to fulfill any of its obligations (other than the Tenant’s obligations to pay Rent), or is delayed in doing so, if the inability or delay is caused by reason of acts of God, civil unrest, terrorist acts, or any other similar cause, which is beyond the reasonable control of such party.(herein referred to as “Force Majeure”).
32.PARKING
(a)Tenant shall have the nonexclusive right to use the number of parking spaces in the parking area of the Project designated in the Basic Lease Information (“Parking Area”) solely for its use and the use of its employees for the parking of motor vehicles, upon the payment to

Landlord, as additional rent, of a monthly parking fee (the “Parking Fee”), per vehicle, in an amount equal to the then prevailing market rate being charged to the general public for the use of parking spaces in the Old Oakland project, as determined by Landlord, from time to time, in Landlord’s sole discretion. Tenant may terminate its right to use the parking spaces at any time upon thirty (30) days’ prior written notice to Landlord, but without any refund of any previously paid Parking Fees. Tenant shall not have the exclusive right to use any specific parking spaces. The use of the Parking Area shall be governed by such parking rules and regulations as may be adopted from time to time by Landlord and/or the operator of the Parking Area. Landlord may revoke Tenant’s or any of Tenant’s employee’s use of the Parking Area for breach of the parking rules and regulations, including non-payment of the Parking Fee, upon written notice to Tenant, and such action shall not constitute an eviction of Tenant or a disturbance of Tenant’s use of the Premises.
(b)Landlord may, from time to time, designate and/or relocate Tenant’s use of the Parking Area to other parking facilities within the Project, and Landlord further reserves the right to change, reconfigure or rearrange the Parking Area, and, upon giving Tenant ninety (90) days prior written notice, to restrict, reduce or completely eliminate the rights granted Tenant hereunder to use the Parking Area for any reason, including, without limitation, the intention of Landlord to grant other tenants parking rights in and to the Parking Area or the intent to develop all or any part of the Parking Area. No such action shall be deemed an eviction of Tenant or a disturbance of Tenant’s use of the Premises or entitle Tenant to any offset or credit against the payment of rent or impair or otherwise affect any of Tenant’s other obligations under this Lease.
(c)Neither Landlord nor Landlord’s parking operator shall have any liability or responsibility to Tenant or any other party parking in the Parking Area for any loss or damage that may be occasioned by, or may arise out of, such parking, including, without limitation, loss of property or damage to person or property from any cause whatsoever, and Tenant, in consideration of the parking privileges hereby conferred on Tenant, waives any and all claims, losses, causes of action and liabilities against Landlord and Landlord’s parking operator by reason of occurrences in or about the Parking Area and the driveway exits and/or entrances thereto, whether attributable to the active or passive negligence of Landlord or otherwise.
33.FUTURE CONSTRUCTION WORK.
Landlord reserves the right (upon thirty (30) days’ prior notice to, but otherwise without the consent of, Tenant) to make improvements and/or additions to portions of the Building, including, without limitation, adding floor area to one or more existing floors of the Building, and to undertake structural and seismic improvement projects in the Building. Such construction activity may result in columns, beams and other structural components being placed in the Premises to accommodate the construction work and/or the permanent additions and/or expansions to be constructed. Any such construction activity is entirely discretionary with Landlord, and Tenant agrees that no representation, express or implied, with respect to the future condition of the Building or any improvements thereto have been made to Tenant by Landlord or any Landlord’s representative. Tenant hereby waives any and all rights or claims of any kind for rent offsets or based on constructive eviction, nuisance or interference with enjoyment which may arise in connection with, or result from, such construction activities; provided, however,

Landlord shall use commercially reasonable efforts to minimize disruption of Tenant’s business caused by such construction activities, and, other than temporary Building closures or interruptions of utilities (which may be effected periodically on weekends and no more than four (4) hours in duration at a time during business hours, and no more than two (2) business days a month), prior written notice is given to Tenant, Landlord shall maintain Tenant’s ability to access the Premises and the ability of Tenant to conduct business operations in the Premises without material interference (other than attendant noise and construction activity). Notwithstanding anything in this Paragraph to the contrary, if Landlord determines that any of the foregoing construction activities will result in a material interference with or disruption to Tenant’s business in the Premises, Landlord, upon one hundred eighty (180) days’ prior written notice to Tenant that Landlord intends to commence such construction activity, shall attempt to relocate Tenant, temporarily, to other space in the Project, of equal or superior usability, size, finishes and tenant improvements, or if such space is not available or not acceptable to Tenant, Tenant shall have the right to elect to remain in the Premises or to terminate this Lease. Any such relocation of Tenant to other premises in the Project or to replacement premises outside of the Project shall be Landlord’s sole cost and expense. If this Lease is not terminated as hereinabove provided, and the Premises are altered by reason of such improvements, Landlord agrees to remeasure the Premises following the completion of the improvements and to adjust Tenant’s rental obligations hereunder based on the new square footage of the Premises, as determined by Landlord in good faith; provided, however, that in no event shall Tenant’s rental obligations be increased as a result of such remeasurement.
34.MISCELLANEOUS.
(a)The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in masculine gender include the feminine and neuter. If there be more than one Tenant, the obligations hereunder imposed on Tenant shall be joint and several. Subject to the provisions hereof relating to assignment and subletting, this Lease is intended to and does bind the heirs, executors, administrators, successors and assigns of any and all of the parties hereto. Time is of the essence of this Lease.
(b)Landlord covenants and agrees that, upon performance by Tenant of all of the terms, covenants, obligations and provisions of this Lease on Tenant’s part to be kept and performed, Tenant shall have, hold and enjoy the Premises, subject and subordinate to the terms and conditions of this Lease, without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord.
(c)If Tenant is a corporation or limited liability company, Tenant and each person executing this Lease on behalf of Tenant represents and warrants to Landlord that (i) Tenant is duly incorporated or formed, as the case may be, and validly existing under the laws of its state of incorporation or formation, (ii) Tenant is qualified to do business in California, (iii) Tenant has the full right, power and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder, and (iv) each person signing this Lease on behalf of the corporation or company is duly and validly authorized to do so. If Tenant is a partnership (whether a general or limited partnership), each person executing this Lease on behalf of Tenant represents and warrants to Landlord that (A) he/she is a general partner of Tenant, (B) he/she is duly authorized to execute and deliver this Lease on behalf of Tenant, (C) this Lease is binding on Tenant (and each general partner of Tenant) in accordance with its terms, and (D) each general partner of Tenant is personally liable for the obligations of Tenant under this Lease.
(d)There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease or the Building. There are no representations between Landlord and Tenant other than those contained in this Lease and all reliance with respect to any representations is based solely upon the terms of this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.
(e)Tenant shall not use the name of the Building for any purpose other than as an address of the business to be conducted by Tenant in the Premises. Landlord reserves the right to change the name of the Building at any time in its sole discretion by written notice to Tenant and Landlord shall not be liable to Tenant for any loss, cost or expense on account of any such change of name.
(f)The rentable square footage of the Premises (referred to in this Lease as “rsf” or “RSF”) has been determined in by Landlord in accordance with industry standards, and Tenant has been given an opportunity to review Landlord’s determination of the RSF of the Premises and the methodology used by Landlord in measuring the RSF of the Project. Tenant’s Percentage Share has been determined by taking the quotient arrived at by dividing the number of rentable square feet of the Premises provided in the Basic Lease Information by the number of the rentable square feet of the Project, and multiplying said quotient by 100. Landlord reserves the right to periodically remeasure the Building and/or the Premises in accordance with generally accepted industry standards, which may result in an increase or decrease in the number of rentable square feet contained therein, provided that such remeasurement shall not under any circumstances entitle Tenant to a refund or credit for any sums paid under this Lease. In the event of such an adjustment in the rentable square footage, all amounts, percentages and figures (other than any Landlord allowance or contribution for construction of improvements already completed) determined based on rentable square footage, such as Tenant’s Percentage Share, Base Rent, and parking rights, if any, shall be adjusted prospectively; provided, however, no such adjustment in rentable square footage (whether individually or in the aggregate) shall result in an increase in any amount payable under this Lease by more than three percent (3%) from that applicable under this Lease as of the Lease Date. Landlord shall not be permitted to remeasure the Premises more than once during the Term, and at no time during the first three (3) years of the Term. Subject to the foregoing, the square footage figures contained in this Lease are final and binding on the parties.
(g)This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent, and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to perform any acts hereunder at Landlord’s expense or be entitled to any setoff of rent or other amounts owing under this Lease. All agreements and provisions to be performed by Tenant under any of the terms of this Lease shall be at its sole cost and expense and without abatement of rent.
(h)Any provision of this Lease which shall be held invalid, void or illegal shall in no way affect, impair or invalidate any of the other provisions hereof and such other provisions shall remain in full force and effect.
(i)Any diminution or shutting off of light, air, or view by any materials, improvements or structures that may be placed on the exterior of the Building or erected on lands adjacent to the Building shall not affect this Lease or impose any liability on Landlord; provided, however, Landlord agrees that it shall not permanently close or bricken the windows of the Premises unless required to do so by applicable law.
(j)EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANYWAY CONNECTED WITH THIS LEASE (INCLUDING AN ACTION OR PROCEEDING BETWEEN LANDLORD AND THE TRUSTEE OR DEBTOR IN POSSESSION WHILE TENANT IS A DEBTOR IN A PROCEEDING UNDER ANY BANKRUPTCY LAW). IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NON-PAYMENT OF BASE RENT OR ANY ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.
(k)This Lease shall be governed by the laws of the State of California applicable to transactions to be performed wholly therein.
35.BROKER.
Each party represents and warrants to the other party that they have had no dealings with any broker, finder, or similar person who is or might be entitled to a commission or other fee in connection with the execution of this Lease, except for Landlord’s Broker and, if expressly provided in the Basic Lease Information, Tenant’s Broker. Landlord shall pay the commission due Landlord’s Broker and Tenant’s Broker pursuant to a separate agreement between Landlord and Landlord’s Broker. Landlord and Tenant shall each indemnify, defend and hold the other harmless from and against any and all claims and damages and for any and all costs and expenses (including reasonable attorneys’ fees and costs) resulting from claims that may be asserted against the other party by any broker, agent or finder not disclosed herein.
36.NO OFFER.
No contractual or other rights shall exist between Landlord and Tenant with respect to the Premises until both have executed and delivered this Lease. The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or any option for Tenant to lease, or otherwise create any interest by Tenant in the Premises or any other premises situated in the Building. Execution of this Lease by Tenant and return to

Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Lease to Tenant.
37.BICYCLES
Tenant and its personnel shall be permitted to bring bicycles into the Building and Premises, provided the same are stored in any designated bicycle area or within the Premises.
38.DOGS
Subject to such reasonable rules developed by Landlord governing access by pets, Tenant shall be permitted to bring dogs into the Premises, at its own risk.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:		TENANT:

11 WEST NINTH STREET PROPERTY OWNER, LP, a Delaware limited partnership		THREDUP INC., a Delaware corporation

By:	11 West Ninth Street GP, LLC a Delaware limited liability company Its General Partner	By:	/s/ James Reinhart

		Its:	CEO

By:	/s/ Adam R. Goldenberg

Its:	Managing Member

RIDER TO LEASE
Delger Block
Notwithstanding anything to the contrary contained in that certain Lease, dated March 31, 2019, between 11 WEST NINTH STREET PROPERTY OWNER, LP, a Delaware limited partnership, as Landlord, and THREDUP, INC., a Delaware corporation, as Tenant (the “Lease”), Landlord and Tenant hereby amend and supplement the Lease as hereinafter set forth. In the event of any conflict or inconsistency between the Lease and this Rider, the terms of this Rider shall control and prevail. Capitalized terms used herein and not otherwise defined shall have the meaning given said terms in the Lease.
36.EXTENSION OPTION.
Tenant shall have the right to extend the Term of this Lease, one (1) time (an “Extension Option”), for a five (5) year period (the “Extension Option Period”) if Tenant (i) gives Landlord written notice of such election (the “Option Notice”) not later than twelve(12) months before the expiration of the Term of this Lease (the “Option Exercise Date”); (ii) is not in default under any provision of this Lease on the date of giving the Option Notice; and (iii) is not in default of any provision of this Lease on the date of the expiration of the original or then current Term of this Lease. The foregoing conditions are for the sole benefit of Landlord, and Landlord, alone, shall have the right in its sole and absolute discretion to insist on strict observance with the foregoing conditions or to waive any of the foregoing conditions. All of the terms and conditions of this Lease shall apply during the extension term (other than the further right to extend the Term, and any obligation to construction Tenant Improvement provided in this Lease, which shall be inapplicable). The Base Rent for the extension term shall equal the greater of (i) the Base Rent payable by Tenant as of the last month of the Term prior to the commencement of the Extension Option Period, and (ii) one hundred percent (100%) of the fair market rental value as of the Expiration Date for the occupancy of the Premises for the permitted use under this Lease, determined using the “market comparison approach” described below (“Market Rent”). The determination of Market Rent shall be made as follows:
(a)At any time prior to the Option Exercise Date (and whether or not Tenant has prior thereto exercised its right to extend the Term of this Lease), the parties shall make themselves available to meet at a mutually agreeable time and place to present such evidence as either party desires in a good faith attempt to arrive at a mutually acceptable Market Rent. If the parties are unable to so agree on a mutually acceptable Market Rent on or before the Option Exercise Date (the “Arbitration Date”), and Tenant elects (and is otherwise entitled) to exercise its right to extend the Term of this Lease as hereinabove provided, the determination of Market Rent shall be arbitrated as follows:
(i)Within ten (10) days after the Arbitration Date, each party, at its own cost and by giving notice to the other party, shall appoint a California licensed real estate broker with at least ten (10) years’ full-time commercial office leasing experience in the Oakland office leasing market, to appraise and determine Market Rent. If, in the time provided, only one (1) party shall give notice of appointment of an appraiser, the single appraiser appointed shall determine the Market Rent. If two (2) brokers are appointed by the parties, the two (2) brokers
RIDER TO LEASE - 1

shall independently, and without consultation, prepare a written determination of the Market Rent within ten (10) days. Each broker shall seal its respective determination after completion. After both determinations are completed, the resulting estimates of Market Rent shall be opened simultaneously and compared. If, in the time provided, only one (1) broker shall submit a written determination of Market Rent, the Market Rent shall be the Market Rent determined by said single broker.
(ii)If the values of the brokers differ, and the parties do not otherwise then agree as to the determination of Market Rent, the two (2) brokers shall designate a single appraiser, who shall be a licensed real estate appraiser and a member of the American Institute of Real Estate Appraisers or the Society of Real Estate Appraisers, with at least ten (10) years’ experience in appraising fair market rental values in commercial office buildings in the Oakland market. If the two (2) brokers have not agreed on the appraiser after ten (10) days, either Landlord or Tenant, by giving ten (10) days’ notice to the other party, may apply to the then Presiding Judge of the Superior Court of Oakland for the selection of a single appraiser who meets the qualifications set forth in this subsection above. The appraiser, however selected, shall be a person who has not previously acted in any capacity for either party. The appraiser shall make an appraisal of the Market Rent within thirty (30) days after selection and without consultation with the first two (2) brokers, and shall select the Market Rent of one of the two (2) brokers that the appraiser determines is closest, on a dollar basis, to the Market Rent determined by the appraiser. The appraiser shall have no right to determine, modify’ or impose Market Rent other than as provided above. Each party may submit written material to the appraiser, with a copy to the other party, on the issue of Market Rent.
(b)If the determination of the Market Rent is delayed beyond the commencement of the Extension Option Period, Tenant shall pay Base Rent based on Landlord’s good faith reasonable estimate of Market Rent until the determination of Market Rent hereunder. Following the determination of the Market Rent, if Market Rent is determined to be other than as designated by Landlord, there shall be adjustment made to the Base Rent payment then due for the difference between the amount of Base Rent Tenant has paid to Landlord since the commencement of the Extension Option Period and the amount that Tenant would have paid if the Base Rent as adjusted pursuant to this subsection had been in effect as of the commencement of the Extension Option Period.
(c)Each party’ shall pay the fees and expenses of its own appraiser, and if an appraiser is selected or necessary, the party whose fair market rent determinant is not chosen shall pay one hundred percent (100%) of the fees and expenses of the appraiser.
(d)The appraisers shall determine the Market Rent using the “market comparison approach,” with the relevant market being that for renewal tenants occupying similar office space in the Old Oakland office market (and immediately surrounding office building properties) as of the commencement of the Extension Option Period, taking into consideration location, building condition and the value of the improvements made by Landlord or which would be owned by Landlord at the expiration of the Lease to that of the comparison space. Market Rent shall also reflect the then prevailing rent structure, inducements and concessions for comparable office lease renewals, so that if, for example, at the time Market Rent is being determined the prevailing
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rent structure for comparable space and for comparable lease terms includes periodic rent adjustments, Market Rent shall reflect such rent structure The brokers and/or the appraiser shall determine the Market Rent in accordance with the terms of this Lease (including the terms of this Rider).
(e)The appraisers shall have no power to modify the provisions of this Lease and this Rider, and their sole function shall be to determine the Market Rent in accordance with this Rider.
(f)The foregoing Extension Option is personal to the named Tenant under this Lease and any Permitted Transferee and shall be null and void and of no further effect effective upon any assignment or subletting of the Premises other than pursuant to a Permitted Transfer.
37.RIGHT OF FIRST REFUSAL
(a)Subject to the terms of this Paragraph 37, during the first twenty-four (24) months of the Term (the “ROFR Period”), Landlord grants Tenant the right of first refusal to lease that portion of the subterranean floor of Building, containing approximately 8,000 rentable square feet, located on the south side of the Building along 9”‘ Street (the “Covered Space”). Tenant acknowledges that Landlord will market the Covered Space for lease to third parties during the ROFR Period and that Tenant’s sole right to lease the Covered Space under this Paragraph arises if Landlord accepts or enters into a letter of intent to lease all or any portion of the Covered Space (a “Qualifying Letter of Intent”). If Landlord enters into or accepts a Qualifying Letter of Intent during the ROFR Period, Landlord shall provide written notice to Tenant thereof, Landlord agrees to give written notice to Tenant of Landlord’s intent to lease the Covered Space (the “Offer Notice”). Tenant shall have seven (7) business days from delivery of the Offer Notice to exercise the right granted Tenant hereunder to lease the Covered Space on all of the terms and conditions of this Lease, except as provided in this Paragraph 37 (the “Acceptance Notice”).
(b)If Tenant does not timely deliver an Acceptance Notice, Tenant’s right to lease all or any portion of the Covered Space under this Paragraph 37 shall lapse and be of no further force and effect, notwithstanding any future availability of such space for lease by Landlord, and Landlord may lease the Covered Space or any portion thereof to any other person. If Tenant timely gives Landlord an Acceptance Notice, Landlord will prepare an amendment to this Lease adding the Covered Space to the Premises on the terms and conditions of this Paragraph 37 (and otherwise on the terms and conditions of this Lease). The failure of Tenant to execute the Amendment within seven (7) business days of presentation thereof by Landlord to Tenant, subject to minor clarifications and corrections not inconsistent with this Paragraph 37, shall result in a rescission of the offer to lease the Covered Space, and Landlord may proceed to lease the Covered Space as if Tenant has not timely delivered an Acceptance Notice.
(c)If Tenant timely exercises its rights under this Paragraph 37, the Covered Space will be added to the Premises on all of the terms and conditions of this Lease, but at a base rent of $3.75 per rentable square foot, per month. Landlord will build out and improve the Covered Space with the same level of improvements as the Premises, at Landlord’s cost, based a standard office space configuration of the Covered Space.
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(d)The foregoing right of first refusal contained in this Paragraph 37 is personal to the named Tenant under this Lease and any Permitted Transferee and shall not inure to the benefit of any assignee or subtenant of the named Tenant except for any Permitted Transferee hereunder of any person, and Tenant shall have no right to exercise the foregoing right of first refusal if at the time Landlord is required to give Tenant an Offer Notice, an Event of Default shall then exist under this Lease or if Tenant or any Permitted Transferee does not occupy for its own use, more than 50% of the entire Premises.
IN WITNESS WHEREOF, the parties have executed this Rider as of this 31st day of March, 2019.

LANDLORD:			TENANT:

11 WEST NINTH STREET PROPERTY OWNER, LP, a Delaware limited partnership			THREDUP INC., a Delaware corporation

By:	11 West Ninth Street GP, LLC a Delaware limited liability company Its General Partner		By:	/s/ James Reinhart

			Its:	CEO

	By:	/s/ Adam R. Goldenberg

	Its:	Managing Member

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